UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A

(Amendment No. 2 to Form 10 Filed on April 30, 2010)

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

GRAHAM ALTERNATIVE INVESTMENT FUND I LLC
(Exact name of registrant as specified in its charter)

DELAWARE	20-4897069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o GRAHAM CAPITAL MANAGEMENT, L.P.
40 Highland Avenue
Rowayton, CT  06853
(Address of principal executive offices) (zip code)

Paul Sedlack
Graham Capital Management, L.P.
40 Highland Avenue
Rowayton, CT  06853
(203) 899-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

Christopher Wells
Proskauer Rose LLP
1585 Broadway
New York, NY 10036

Securities to be registered pursuant to Section 12(b) of the Act:	None

Securities to be registered pursuant to Section 12(g) of the Act:	Blended Strategies Portfolio: Units of Interests
Systematic Strategies Portfolio: Units of Interests
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting Company)	Smaller reporting company	☒

i

GRAHAM ALTERNATIVE INVESTMENT FUND I LLC

Item 1:   BUSINESS

GRAHAM ALTERNATIVE INVESTMENT FUND I LLC

General Development of Business

Graham Alternative Investment Fund I LLC (“GAIF I”), a Delaware limited liability company, was formed on May 16, 2006.  GAIF I was formed to enable U.S. taxable investors to achieve long-term capital appreciation through professionally managed trading in both U.S. and foreign markets, primarily in futures contracts, forward currency and metals contracts, spot currency contracts and associated derivative instruments such as options and swaps.  GAIF I commenced operations on August 1, 2006.

GAIF I invests substantially all of its assets into feeder funds.  GAIF I invests in Graham Alternative Investment Trading LLC (“GAIT”) and Graham Alternative Investment Trading II LLC (“GAIT II”), each a Delaware limited liability company (the “Feeder Funds”).  For the purposes of this registration statement, the term “Fund” shall include each of GAIF I and the Feeder Funds, unless the context implies otherwise.  Graham Capital Management, L.P. (the “Manager”) is the Fund’s manager and the investment advisor to the Fund.

An investor in the Fund may invest in either of, or both of, the Blended Strategies Portfolio, which is comprised of a systematic program and a discretionary program, or the Systematic Strategies Portfolio, which is comprised solely of a systematic program.  Assets invested in the Blended Strategies Portfolio will be invested in GAIT and assets invested in the Systematic Strategies Portfolio will be invested in GAIT II.

The Fund’s investment objective is to achieve long-term capital appreciation through professionally managed trading in both U.S. and foreign markets, primarily in futures contracts, forwards contracts, spot currency contracts and associated derivative instruments such as options and swaps.  The Fund seeks profit opportunities in the global financial markets, including interest rates, foreign exchange, global stock indices and energy, metals and agricultural futures, as a professionally managed multi-strategy investment vehicle.  Each of the Fund’s investment programs consists of multiple trading strategies of the Manager, which the Manager has combined in an effort to diversify the Fund’s investment exposure and to make the Fund’s performance returns less volatile and more consistently profitable.  The Manager seeks to combine investment strategies that trade in different markets and displays relatively low correlation to each other.  Through such Fund composition, the Manager aims to provide the Fund with the potential to make profits and have strong risk-adjusted returns in both rising and falling markets and during both expanding and recessionary economic cycles.  In discretionary programs, a trader determines trades subjectively based on personal assessment of trading data and trading experience, while in systematic programs, trades are based almost entirely on computerized mathematical models.

The Manager believes strongly in the importance of its ongoing research activities, particularly in the development of new trading programs, and expects to develop additional trading systems for the Fund and to modify the systems currently in use for the Fund over time.  The Manager also seeks to add new trading strategies to its discretionary programs and to modify such strategies over time.  There is no maximum number of trading programs that the Manager may see fit to include in either the Blended Strategies Portfolio or the Systematic Strategies Portfolio, and the Manager may increase or decrease the number of programs included in each Portfolio over time.  The Manager continually updates and modifies its trading programs, and may make such additions or deletions of trading programs to either the Blended Strategies Portfolio and the Systematic Strategies Portfolio at any time– such as changes in the leverage of, or in the asset allocations to, any of the Fund’s trading programs – in its sole discretion.  The Fund is not required to provide prior, or any, notice of any such changes to investors.

Under the Limited Liability Company Agreement of GAIF I (the “Company Agreement”), the Manager has complete and exclusive responsibility for management and administration of the affairs of GAIF I.  The Manager is currently registered as a commodity pool operator (“CPO”) and commodity trading advisor (“CTA”) with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”).  GAIF I is not required to be, and is not, registered under the Investment Company Act of 1940, as amended. Investors purchasing units of interests (the “Units”) in the Fund have no rights to participate in the management of the Fund.  Units are sold through dealers that are not affiliated with the Fund or the Manager.

Pursuant to the Company Agreement, GAIF I’s term will end upon the first to occur of the following:

•	December 31, 2050;

•	the withdrawal (voluntary or involuntary), bankruptcy or an assignment for the benefit of creditors or dissolution of the Manager; or

•	any date prior to December 31, 2050 on which the Manager elects to dissolve the Fund.

GAIF I’s business constitutes only one segment for financial reporting purposes (i.e., a speculative commodity pool).  GAIF I does not engage in sales of goods or services.

As of July 1, 2010, the aggregate Net Asset Value (as defined below under “Allocation of Profit and Loss”) of the Units in the Fund was $277,421,407.  GAIF I operates on a calendar fiscal year.

Narrative Description of Business

(i)	General

GAIF I offers four classes (each a “Class”) of Units, being Class 0 Units and Class 2 Units of the Blended Strategies Portfolio and Class 0 Units and Class 2 Units of the Systematic Strategies Portfolio.  As further described below under “Fees,” Class 0 and Class 2 Units of a portfolio differ only as to their applicable fees.  Subscriptions for Units of any Class may be accepted by the Fund as of the first business day of each month upon written notice at least three business days prior to the last business day of the preceding month, and on such other notice and dates as the Manager may permit in its sole and absolute discretion.

Units of each Class of the portfolios are offered at their Net Asset Value per Unit as of the end of the preceding month.  The minimum initial investment for Class 0 Units is $50,000 (this Class is primarily for “wrap fee programs”) and the minimum additional investment is $5,000.  Wrap fee programs bundle the various services provided to a client by a broker or financial advisor in a single fee arrangement rather than charging the client fees for specific transactions.  The minimum initial investment for Class 2 Units is $50,000 and the minimum additional investment is $5,000.  GAIF I will be continuously offered and has no limit on the maximum aggregate amount of subscriptions that may be contributed to it.

Capital contributions by a single subscriber for any class of Units, upon acceptance of the subscriber as a member, represent a single interest in GAIF I for that subscriber’s respective class of Units.  A Unit of each class reflects a member’s interest in GAIF I’s net assets with respect to the class of Units owned by the member.  Although separate classes of Units in a portfolio are offered, all capital contributions to a particular portfolio are pooled by GAIF I and invested in GAIT or GAIT II, as applicable.  Units may be purchased only by investors who qualify as accredited investors under Regulation D of the Securities Act of 1933 (“Securities Act”).  The principal differences among the separate classes of Units within the same portfolio are their fees.  Holders of Units, regardless of which class of a portfolio they hold, participate pro rata in the profits and losses of that portfolio and have identical rights, as members, under the Company Agreement.

(ii)	The Manager

The Manager was organized in May 1994 as a Delaware limited partnership.  The general partner of the Manager is KGT, Inc., a Delaware corporation of which Kenneth G. Tropin is the sole director and sole shareholder.  KGT, Inc. became a listed Principal of the Manager effective July 27, 1994.  The Manager has been registered as a CPO and CTA under the Commodity Exchange Act (“CEA”) and has been a member of the NFA since July 27, 1994.  As of April 1, 2010, the Manager has approximately 160 employees and manages assets of over $5 billion.   The Manager’s principal office is located at 40 Highland Avenue, Rowayton, Connecticut 06853 and its telephone number is (203) 899-3400.  The Manager also maintains a branch office in Houston, Texas for purposes of certain trading in energy markets, which is located at 5847 San Felipe, 17th Floor, Houston, Texas  77057.

(iii)	The Trading Program

The Fund offers two separate investment programs:  the Blended Strategies Portfolio and the Systematic Strategies Portfolio.  The Manager strives to combine various trading strategies within each investment program for the Fund to diversify the Fund’s investment exposure and reduce its dependence on any single trading strategy.  The Manager also seeks trading strategies that have low correlation to each other in an effort to make the Fund’s performance returns, so far as is practicable, less volatile and more consistently profitable.  The Manager’s Investment Committee, which is comprised of Kenneth G. Tropin, Paul Sedlack, Robert E. Murray, William Pertusi, Barry Fox, Jeff Baisley and Tom Schneider, makes decisions with respect to the selection of strategies traded on behalf of the Fund.

Biographical information regarding the members of the Investment Committee is set forth below.

Kenneth G. Tropin, 57, is the Chairman and the founder of the Manager.  In May 1994, he founded the Manager and became an Associated Person and Principal effective July 27, 1994.  Mr. Tropin has developed the majority of the firm's core trading programs and he is responsible for the overall management of the organization, including the investment of its proprietary trading capital.

Paul Sedlack, 49, is the Chief Executive Officer and the General Counsel of the Manager.  He joined the Manager in June 1998 and became an Associated Person of the Manager effective November 20, 1998 and a Principal on August 21, 1998.  He oversees the operation of the finance and administration departments and is also responsible for all legal and compliance matters.  Mr. Sedlack received a J.D. from Cornell Law School in 1986 and an M.B.A. in Finance in 1983 and B.S. in Engineering in 1982 from State University of New York at Buffalo.

Robert E. Murray, 49, is the Chief Operating Officer of the Manager and is responsible for the management and oversight of client services, quantitative trading, and technology and risk management at the Manager.  He joined the Manager in June 2003 and became an Associated Person and Principal of the Manager effective June 27, 2003.  Mr. Murray received a Bachelor’s Degree in Finance from Geneseo State University in 1983.

Pablo Calderini, 46, is the Chief Investment Officer of the Manager and is responsible for the management and oversight of the discretionary trading business at the Manager.  He joined the Manager in August 2010 and became an Associated Person and Principal of the Manager effective August 13, 2010.  Prior to joining the Manager, Mr. Calderini worked at Deutsche Bank from June 1997 to July 2010 where he held positions of increasing responsibility, most recently the Global Head of Equity Proprietary Trading.  Mr. Calderini commenced his career at Deutsche Bank as Global Head of Emerging Markets.  During his tenure at Deutsche Bank, Mr. Calderini also helped manage several groups across the fixed income and equity platforms, including the Global Credit Derivatives Team.  Mr. Calderini received a B.A. in Economics from Universidad Nacional de Rosario in 1987 and a Masters in Economics from Universidad del Cema in 1988, each in Argentina.

William Pertusi, 49, is the Chief Risk Officer of the Manager, responsible for identifying, monitoring and acting upon financial risks relative to financial returns in the Manager’s diverse trading strategies.  He became an Associated Person of the Manager effective July 24, 2006 and a Principal on November 28, 2006.  Prior to joining the Manager in April 2006, Mr. Pertusi held the positions of Director and Risk Manager at SAC Capital Advisors LLC, an investment management firm, from July 2004 to April 2006.  From July 2002 to July 2004, he was employed as a Portfolio Manager at SAC specializing in Mortgage Backed Securities.  Mr. Pertusi was an associated person of SAC from June 2003 to June 2006 and a principal from June 2003 to May 2005.  Mr. Pertusi received a B.S. in Electrical Engineering from Lehigh University in 1983, an M.B.A. from Harvard in 1987, and an M.S. in Mathematics from Fairfield University in 2006.

Barry S. Fox, 46, is Director of Research of the Manager.   He became an Associated Person of the Manager effective November 10, 2000 and a Principal on November 15, 2007.  Mr. Fox joined the Manager in August 2000 as a portfolio manager and developed several quantitative trading programs.  In May 2005, he joined the Manager’s Research Department,  and in October 2005 was appointed Co-Associate Director of Research. Mr. Fox was appointed Director of Research in April 2007.  Mr. Fox received a B.S. in Business Administration from State University of New York at Buffalo in 1986.

Jeff Baisley, 40, C.P.A., is the Chief Financial Officer of the Manager.  In March 2004 he joined the Manager as Manager of Financial Reporting and became an Associated Person effective March 17, 2008 and a Principal on April 8, 2008.  He received his B.S. in accounting from Fordham University in 1991.

Thomas P. Schneider, 48, is an Executive Vice President, and the Chief Trader of the Manager.  He joined the Manager in June 1994 and became an Associated Person of the Manager effective September 12, 1994 and a Principal on November 30, 1995.  He is responsible for managing the Manager’s quantitative futures and foreign exchange trade execution, including all of its core and short term quantitative trading strategies, and developing and maintaining relationships with independent executing brokers and futures commission merchants (“FCMs”).  Mr. Schneider graduated from the University of Notre Dame in 1983 with a B.B.A. in Finance and received his Executive M.B.A. from the University of Texas at Austin in 1997.

The discretionary traders for any discretionary investment strategy selected to trade on behalf of the Fund make the trading decisions for that discretionary strategy.  The Manager has developed sophisticated proprietary software to study optimal portfolio weighting strategies and the effect of specific markets on the performance, risk, correlation and volatility characteristics of each of its trading strategies.  As a result, the weighting or leverage that a trading strategy uses in each market may change to address changes in market conditions.   With such software, the Manager devotes considerable attention to risk management at the Fund portfolio level in an effort to ensure balance between markets and that the overall leverage used by the Fund is consistent with the Manager’s overall views on risk.  The Manager’s objective in forming the Fund’s investment program is to provide the Fund with significant potential for capital appreciation in both rising and falling markets and during expanding or recessionary economic cycles.  Currently, for its Blended Strategies Portfolio, the Fund allocates 50% of its assets to the Manager’s Discretionary Trading Program (“DTP”) and 50% of its assets to the Manager’s K4D-15V Program, but the Manager may alter these Blended Strategies Portfolio allocations to DTP and the K4D-15V Program at any time within its sole discretion.  With respect to the Systematic Strategies Portfolio, the Fund allocates 100% of its assets allocated to trading to the Manager’s K4D-15V Program, but may over time add other systematic trading programs to the Systematic Strategies Program.

The Fund will trade actively in both U.S. and foreign markets, primarily on major futures exchanges as well as the inter-bank cash currency and swaps markets.  The Manager also engages in exchange for physical (EFP) transactions, which involve a privately negotiated and simultaneous exchange of a futures position for a corresponding position in the underlying physical commodity, and the Fund may use other derivatives in addition to swaps.  The Manager may also trade other financial instruments as it endeavors to achieve superior results for investors and enhanced portfolio diversification.  The Manager reserves the right in extraordinary market conditions to reduce leverage and portfolio risk if it feels in its sole discretion that it is in the potential best interest of the Fund.  While such actions are anticipated to occur very infrequently, no assurance can be given that the Manager’s actions will enhance performance or that any efforts by the Manager to achieve portfolio diversification will be successful.

The Manager expects to add additional trading strategies and programs to the Fund and to modify the strategies currently in use for the Fund over time.  There is no maximum number of strategies and programs that the Manager may see fit to include in the Fund, and the Manager may increase or decrease the number of strategies and programs included in the Fund over time or increase the number of markets or contracts that are traded on behalf of the Fund.  The Manager may make such additions or deletions of trading programs to the Fund at any time and may make such additions, deletions or any other changes, such as changes in the leverage of, or in the asset allocations to, any of the Fund’s trading strategies and programs, in its sole discretion and without prior notice to members.

In constructing a portfolio, the Manager employs various risk management protocols.  The Manager conducts risk analysis and employs risk management controls at various levels of the Fund, including portfolio risk, strategy risk, market risk and execution risk.  The objectives of its risk management approach are to measure a portfolio’s quantitative and qualitative exposures to the risks identified, formulate appropriate policies and procedures in an effort to prudently manage overall risk, monitor compliance with the Manager’s risk policies and procedures and report identified and measured risks to the Manager’s Risk Committee.

Effective testing, reporting and review are critical elements of the Manager’s risk management process.  Daily stress testing is performed to evaluate a strategy’s risk exposure.  Daily reporting of Value-at-Risk (VaR), plus intraday reporting of net gains or losses for each strategy, enables the risk management team and the Investment Committee to observe the strategy’s adherence to its investment profile as well as market exposure.  VaR is a probabilistic measure of the amount of loss, often referred to as the threshold, that a portfolio of investments will experience over a specified time period.  For example, the Manager utilizes a one day 97.5% VaR, which means that in respect of the portfolio that it is analyzing it expects the portfolio to experience a loss in excess of VaR on approximately 1 out of every 40 days. Finally, each strategy is formally reviewed by the Investment Committee on a monthly basis.

As part of its efforts to manage risk, the Manager limits the size and structure of positions taken on behalf of the Fund so that they comply with various risk parameters, both those defined by the Manager and, with respect to the DTP, those defined by each of the individual discretionary traders for the Fund’s underlying trading strategies.

The Fund currently employs a master-feeder structure for its individual trading programs such that each trading program may, but will not necessarily in all cases, be conducted through one or more master funds.  The Fund, alternatively, may trade its individual trading programs through one or more managed accounts in the Fund’s name.

Discretionary Trading Program

The Manager has been trading discretionary programs since February 1998.  Discretionary programs, unlike systematic programs which are based almost entirely on computerized mathematical models, determine trades subjectively on the basis of a trader’s personal assessment of trading data and trading experience. Although the Manager has had over a decade of experience trading various discretionary programs, DTP itself commenced trading as of August 2008.  DTP seeks to invest in various global macro markets that are highly liquid.  Initially, DTP will consist of several of the Manager’s leading discretionary strategies traded by principals of the Manager that focus on the global fixed income, global stock index, currency, energy, commodity and metals markets, but over time it may participate in any other liquid market that is available as the Manager deems appropriate.  Examples of the types of instruments DTP may trade by market include, but are not limited to:

Global fixed income:  US Treasury futures, Eurodollar futures and Japanese government bond futures
Global stock indices:  futures contracts on the Russell 2000, S&P 500 and TOPIX
Currency:  forward contracts on the British Pound, Euro, Yen and Swiss Dollar
Energy:  futures contracts on heating oil, natural gas and crude oil
Commodity:  futures contracts on cotton, feeder cattle, lean hogs and soybeans
Metals:  futures or forward contracts on aluminum, copper and gold

The Manager’s discretionary programs have generally displayed a significant degree of non-correlation with traditional and other alternative investments, including with the Manager’s own quantitative investment programs.  In its composition of DTP, the Manager will seek an investment portfolio that continues to offer such non-correlation and that provides diversification to other investments.  DTP may take both long and short positions and thus may generate successful performance results in both rising and declining markets.  The holding periods of its positions may range, depending on the individual trading strategies, from just a few hours to months, such that DTP may potentially profit in markets that exhibit either short-term moves or long-term trends.  As with its systematic investment programs, the Manager may add or delete trading strategies or trading markets in DTP or alter their individual weightings or leverage as it deems appropriate, and no notice will be given to investors of such allocation changes;  in addition, discretionary strategies that have previously traded on behalf of the Fund may be included in DTP.  The Manager may make such allocation changes based on a proprietary allocation model, its assessment of market conditions or the availability of additional discretionary trading strategies, in its discretion.

Using a proprietary asset allocation model, the Manager’s Investment Committee determines the appropriate strategies for a portfolio and the weighting of each in the portfolio.  At the individual strategy level, the Manager works closely with each discretionary trader to design an appropriate investment profile, including return objective and volatility level.  Through continuous monitoring and an active dialogue with every discretionary trader, the Manager seeks to identify and minimize any deviations from the investment profile.  In addition, the Manager has implemented a uniform set of risk guidelines for all discretionary traders designed to reduce a strategy’s downside risk potential.  The Manager has developed a trade execution and reporting infrastructure designed to minimize the risk of errors.  For example, where appropriate, trades are manually checked for accuracy by the Manager’s Middle Office staff and are subject to additional cross checking using computerized means.  Each discretionary trader’s positions must adhere to established risk management guidelines and position limits, which are regularly monitored by the Manager’s Risk Management team.

The Manager subjects the trading of all its discretionary traders to a risk monitoring regime that includes a set of defined drawdown limits and a series of risk measurements.  Draw down limits are used as a risk management tool to enforce risk reduction on a discretionary portfolio if the discretionary trader is experiencing losses and has not yet reduced overall risk levels.  The Manager generally defines a draw down as losses experienced over a specified period of time, expressed as a percentage of net assets at the beginning of the period.  The Manager imposes daily, monthly, and overall draw down limits for all discretionary portfolios.  There is a daily move that requires a prompt report to the risk manager, a monthly peak to trough drawdown that likely leads to risk reduction, and a total peak to trough drawdown that likely leads to risk reduction.  There is also a drawdown limit where the Manager’s Investment Committee would meet to consider closing a given program.  Further, the Manager conducts a daily risk process measuring VaR and reviewing stress tests for all its portfolios, including the aggregate of those portfolios comprising the Fund.  The Manager evaluates the validity of VaR as a risk management tool by comparing the number of instances that profit and loss exceeded expected parameters over various time frames.  In addition, the Manager runs an extensive series of stress tests, including historical scenarios as well as specific foreign exchange, equity and interest rate shocks.

In addition to the risk monitoring procedures employed by the Manager, each discretionary trader trading on behalf of a discretionary strategy for the Fund has established his or her own proprietary risk measures and parameters.  These generally include measures of first order sensitivities (i.e., the sensitivity of the portfolio to a change in a parameter of the underlying instruments) to the most relevant risk factors for a given book (for example dollar value of a basis point in the case of interest rate products), measurement of stress loss in extreme market events, or the use of explicit stop loss points.  When individual limits on any of these are breached, the discretionary trader likely will reduce risk even if within the Manager’s guidelines.

The descriptions contained herein of DTP should not be understood as in any way limiting its investment activities.  In addition, the Fund or any of the master funds may engage in investment strategies and programs not described herein that the Manager considers appropriate.

Systematic Trading Program

The Manager’s systematic investment programs employ various quantitatively based systems that are designed to participate selectively in potential profit opportunities that can occur in a diverse number of U.S. and international markets.  Such systems generally are based on computerized mathematical models and rely primarily on technical (i.e., historic price and volume data) rather than fundamental (i.e., general economic, interest rate and industrial production data) information as the basis for their trading decisions. The systems establish positions in markets where the price action of a particular market signals the computerized systems that a potential move in prices is occurring.  The systems are designed to analyze mathematically the recent trading characteristics of each market and to statistically compare such characteristics to the historical trading patterns of the particular market.  The systems also employ proprietary risk management and trade filter strategies that seek to benefit from price moves while reducing risk and volatility exposure.

Each systematic investment program of the Manager incorporates trading strategies developed by the Manager’s research department.  While the Manager’s systematic investment programs have employed long-term systematic strategies from their inception, the programs may also include trend systems with varying time horizons as well as high frequency trading systems, counter-trend trading systems and trading systems that do not seek to identify or follow price trends at all.  For example, high frequency trading systems, counter-trend systems, non-trend systems and other strategies may add value attributable to their low correlation to the Manager’s trend systems, reducing volatility and risk.  Importantly, high frequency trading systems, counter-trend systems, non-trend systems and other strategies may generate successful performance results in trading range type markets where there are few long-term trends.

The Manager believes strongly in the importance of research and development of new trading strategies and expects to develop additional trading systems and strategies and to modify the systems currently in use in its systematic programs over time in its ongoing efforts to keep pace with changing market conditions.  As an example of such efforts, the Manager has incorporated a proprietary multi-factor leverage model within its K4D-15V program to systematically adjust the program’s exposure to key market sectors based on proprietary factors that assess the potential for prices and volatility to trend in the near term.  The decision to add or subtract systems or strategies from any investment program shall be at the Manager’s sole discretion.  The Manager anticipates that the range of trading strategies comprising the K4D-15V program will continue to grow and evolve over time.

In connection with the Fund’s systematic trading, the Manager may employ discretion in determining the leverage and timing of trades for new accounts and the market weighting and participation.  In unusual or emergency market conditions, the Manager may also utilize discretion in establishing positions or liquidating positions or otherwise reducing portfolio risk where the Manager believes, in its sole discretion, that it is in the potential best interest of the Fund to do so.  As an example of the Manager’s use of discretion, in response to the significant disruption in the general markets caused by the financial crisis, over the course of the fourth quarter of 2008 the Manager increasingly reduced, by up to approximately 50%, the portfolio risk of its trading systems.  As a result of this use of discretion, the Fund’s trading activities generated less profit during that period than would have been the case if portfolio risk had not been reduced.  While such actions are anticipated to occur very infrequently, no assurance can be given that the Manager’s discretionary actions in these programs will enhance performance and in fact such actions may cause the Fund to experience losses that it otherwise might not have incurred if the Manager had not intervened.

The K4D-15V Program features the first system that the Manager developed, which began trading client accounts in 1995.  It utilizes multiple computerized trading models and offers broad diversification in both financial and non-financial markets, trading in approximately 100 global markets.  On a daily basis, the computer models analyze the recent price action, the relative strength and the risk characteristics of each market and compare statistically the quantitative results of this data to years of historical data on each market.  The K4D-15V Program’s original systematic strategy is primarily long-term in nature, but the program also includes short-term and intermediate-term trend-following as well as momentum and other non-trend following strategies, and is intended to generate significant returns over time with a target annual volatility range of 12% to 18%.  This annual volatility range has not changed in respect of the Manager’s recent trading of the K4D-15V Program and is determined based on back testing, or simulations of how the current quantitative models in the K4D-15V program would have traded in past years.  As back testing is retrospective in nature while market conditions tend to change over time, the Manager’s determinations of target volatility for its programs may well prove inaccurate and be either materially higher or lower than the volatility experienced in actual trading.  No assurance can be given that the annual volatility will fall within the targeted volatility ranges and the Manager makes no representation that the performance of the K4D-15V Program will fall within, or even near, its volatility range in any given year.  Moreover, in the event that the actual volatility of the portfolio falls outside its target range, the Manager is under no obligation to make any adjustments in the program at that, or any later, time to bring such volatility closer to its disclosed targeted range.

The investment objectives and methods summarized above represent the Manager’s current intentions.  Depending on conditions in the financial and securities markets and the economy in general, the Manager may pursue other objectives, employ other investment techniques or purchase any type of financial instrument that it considers appropriate and in the best interests of the Fund, whether or not described in this section.

(iv)	Use of Proceeds

JPMorgan Chase Bank N.A. serves as the Fund’s banker for purposes of receiving subscription funds, disbursing redemption payments and processing cash transactions not directly related to the Fund’s portfolio.

Bank of America, N.A. serves as the Fund’s banker (either directly or indirectly through the master funds) for transactions that are related to the Fund’s portfolio.   A significant portion of the Fund’s assets may be held by Bank of America, N.A. in addition to the futures clearing brokers utilized on behalf of the Fund as well as OTC counterparties.  The Fund may also hold excess funds not required for trading in bank accounts at Bank of America, N.A. or elsewhere. The Manager, in its discretion, may change the brokerage and custodial arrangements described herein without notice to investors.

The Fund currently has no direct arrangement with any futures commission broker; rather each master fund that trades on behalf of the Fund may have its separate clearing arrangements with a futures broker.   At present, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated (the successor to Bank of America Securities LLC as the Fund’s futures broker after Bank of America’s merger with Merrill Lynch and Co.), and Newedge USA, LLC are the primary futures clearing brokers for the master funds, but neither the Fund nor the master funds are required or under any contractual obligation to continue to employ them as futures clearing brokers (together with additional or replacement clearing brokers the Manager may select from time to time without notice to investors, the “Futures Brokers”).  The Manager is authorized to determine the Futures Broker (or the counterparty, if concerning a foreign currency or swap transaction) to be used for each portfolio transaction for the Fund.  The Manager is not affiliated with any futures commission merchant or broker-dealer.

Each Futures Broker will obtain, safe-keep and maintain custody of all of the Fund’s fully paid assets held by it in a customer account identified on the books of the Futures Broker as belonging to the Fund and segregated from the broker’s own proprietary positions.  All of the Fund’s assets, funds, securities and other property held by each Futures Broker are held as security or collateral for the Fund’s obligations to the broker.  The margin levels required to initiate or maintain open positions are established from time to time by each Futures Broker and applicable regulatory authorities.  Each Futures Broker may close out positions, purchase securities, or cancel orders for the Fund’s account at any time it deems necessary for its protection, generally without the consent of or notice to the Fund.

Agreements with Futures Brokers in general provide that the broker will not be liable in connection with the execution, clearing, handling, purchasing, or selling of commodities, or other property, or other action, except for negligence or misconduct on the broker’s part.  Such agreements also may provide that the Futures Broker will be indemnified and held harmless by the Fund from and against any loss, claim, or expense (including attorney’s fees) incurred by the broker in connection with it acting or declining to act for the Fund, and that the Fund will fully reimburse the broker for any legal or other expenses (including the cost of any investigation and preparation) which the broker may incur in connection with any claim, action, proceeding, or investigation arising out of or in connection with the agreement or the transactions contemplated thereunder.

In addition to trading in the Interbank market for foreign exchange, the Fund currently trades on all the major U.S. futures exchanges and may also trade on, but is not limited to, the following foreign exchanges:

Bolsa de Mercadorias and Futuros
Borsa Italiana Idem
EUREX Deutschland
EURONEXT
European Options Exchange
Hong Kong Exchanges and Clearing Ltd.
Intercontinental Exchange
London Metal Exchange Ltd.
Mercado de Futuros Financieros
Montreal Exchange
Osaka Securities Exchange
Singapore Exchange Ltd.
South African Exchange
Sydney Futures Exchange Ltd.
Tokyo Commodity Exchange
Tokyo Financial Exchange
Tokyo Stock Exchange

In connection with such trading on foreign exchanges, the Fund’s assets may be deposited by the futures brokers with foreign brokers or banks.  Although these foreign brokers or banks are subject to local regulation in their jurisdiction, the protections afforded by foreign regulatory bodies and rules may differ significantly from those afforded by United States regulators and rules.

The Fund expects to earn interest on cash not required to be posted as margin for its trading.  Cash not required by the Fund’s investment programs for trading is currently invested by the Manager in a separate cash management master fund, Graham Cash Assets LLC (“Cash Assets”), managed by the Manager.  The Fund pays the Manager no additional fees for managing the Fund’s assets in Cash Assets.  It is currently anticipated that on average between 70% and 90% of the Fund’s assets will be invested in Cash Assets.  Various investment funds managed by the Manager and other entities affiliated with the Manager may invest in Cash Assets and each such entity bears its proportional share of the operating expenses of Cash Assets.  Cash Assets may pay some third-party fees to unaffiliated custodians or managers in connection with the management of its portfolio, which fees will effectively be borne pro rata by all investment vehicles that invest in Cash Assets.  The Fund may invest in other cash management master funds managed by the Manger in the future; it may also deposit cash not required for trading in an interest bearing bank account with Bank of America N.A. or other banks or in brokerage accounts with its futures brokers, or it may purchase securities which are direct obligations of or obligations guaranteed as to principal or interest by the United States (e.g. U. S. Treasury Bills), or other securities issued or guaranteed by corporations in which the United States has a direct or indirect interest (e.g., U.S. government agency securities) which have been designated pursuant to section 3(a)(12) of the Securities Exchange Act of 1934 as exempted securities.

The Fund trades spot and forward contracts on foreign currencies and, to a lesser degree, swap and derivatives contracts, the only non-CFTC regulated instruments the Fund currently anticipates trading.  The Manager estimates that 20-60% of the Fund’s trades may be in forward contracts and 5-15% in swap contracts, but depending on market conditions, the percentage of the Fund’s trades constituted by forward or swap contracts may fall substantially outside that range.  Bank of America, N.A. currently serves as the Fund’s primary counterparty for foreign currency forward transactions.  Bank of America, as a Fund counterparty, and any other bank or broker-dealer acting as a foreign currency forward counterparty or swap counterparty of the Fund will obtain, safe-keep and maintain custody of all of the Fund’s fully paid assets held by it in a customer account identified on its books as belonging to the Fund and segregated from that entity’s own proprietary positions.  All of the Fund’s assets, funds, securities, and other property held by Fund counterparties are held as security or collateral for the Fund’s obligations to such entity.  As the forward and swap markets are unregulated, the Fund bears additional risks (e.g., the credit risk of trading with counterparties) not present in futures trading.

The Manager determines, in its sole and absolute discretion, the amount of distributions, if any, to be made by the Fund.  It is expected that dividends ordinarily will not be paid and that all portfolio earnings will be retained for reinvestment (subject to the redemption privilege).

Fees

(i)	Advisory Fee

Pursuant to the Company Agreement, each Class of the Fund pays the Manager an advisory fee (the “Advisory Fee”) at an aggregate annual rate equal to 2% of the Net Asset Value of such Class.  For purposes of calculating the Advisory Fee, the Net Asset Value of each Class equals the total fair market value of the assets of the Fund attributable to that Class less the liabilities of the Fund attributable to that Class.  Profits and losses are allocated among the Classes in proportion to their respective Net Asset Values (before accrual of the Brokerage and Sponsor Fees and the Incentive Allocation set forth below).  The Advisory Fee is payable monthly in arrears calculated as of the last business day of each month (before giving effect to any redemptions as of the last business day of the month and subscriptions as of the beginning of the next business day, and before deduction or accrual of fees payable to the Manager and the Incentive Allocation).  If the Company Agreement is terminated as of a date other than the last business day of a month, the Advisory Fee will be prorated through the termination date.

(ii)	Brokerage Fee

Class 0 of each portfolio of the Fund pays the Manager a brokerage and administrative fee (the “Brokerage Fee”) at an aggregate annual rate of 2% of its Net Asset Value and Class 2 of each portfolio of the Fund pays the Manager a Brokerage Fee at an aggregate annual rate of 4% of its Net Asset Value, in each case calculated and payable monthly in arrears in the same manner as the Advisory Fee.  In consideration of the Brokerage Fee, the Manager bears all of the Fund’s trading commissions (including exchange and clearing and regulatory fees relating to its trades), routine legal expenses, internal and external accounting, audit and tax preparation expenses, fees and expenses of an external or internal administrator, and expenses and costs of printing and mailing reports and notices, together with the costs incurred in connection with the organization of the Fund (including government incorporation charges and professional fees and expenses in connection with the preparation of the Fund’s offering documents and the preparation of the basic corporate and contract documents of the Fund) and the Fund’s continuing offering of Units.  The Brokerage Fee does not cover taxes, interest and other expenses related to borrowing, extraordinary expenses of the Fund, such as litigation expenses, or any other fees or expenses not described above, which will be separately borne by the Fund.

Each investor should understand that the Brokerage Fee will be determined solely based upon the Class and value of the investor’s Units, irrespective of the level of the Fund’s trading or brokerage activity, which will fluctuate due to market conditions and the actual trading programs used on the Fund’s behalf.  Consequently, members may pay higher trading fees than if they invested in an investment vehicle that charged them separate transaction-based commissions for trades.  The Manager shall bear the costs of the Fund’s brokerage and the administrative activities enumerated above to the extent they exceed any amount of Brokerage Fee that it receives.  To the extent that the amount of Brokerage Fees received by the Manager exceeds the amount that it pays for the Fund’s brokerage and administrative costs, the Manager will retain and not rebate the excess and such amount may be construed as an additional advisory fee to the Manager.

Although the Manager will pay all brokerage commissions relating to the trading programs utilized on behalf of the Fund, the Manager is not responsible for (i) the difference between bid and asked prices in over-the-counter transactions by the Fund, such as forward contracts, swaps and most government securities, (ii) bid-ask spreads in futures contracts traded on certain non-U.S. exchanges where trades are executed on a “net basis” and (iii) differential spreads in connection with EFP transactions.

(iii)	Sponsor Fee

Each Class of the Fund pays the Manager a sponsor fee (the “Sponsor Fee”) at an annual rate of 1% of its Net Asset Value, payable monthly in arrears, determined in the same manner as the Advisory Fee.

(iv)	Incentive Allocation

Each Class of the Fund bears a quarterly Incentive Allocation, payable to the Manager as of the end of each calendar quarter, equal to 20% of the net profits of the Class for the quarter, subject to a “loss carryforward” provision.  The loss carryforward provision generally provides that the Manager will not receive an Incentive Allocation in respect of the Class for a calendar quarter to the extent that the Class experiences net loss since the last calendar quarter for which an Incentive Allocation was earned and such loss has not been recouped through subsequent net profits.  The Incentive Allocation is calculated and paid as follows:  At the end of each calendar quarter, the Incentive Allocation is deducted from the Net Asset Value of each Class and credited to the Capital Account of the Manager in the Feeder Funds, in an amount equal to 20% of New High Net Trading Profits (as defined below) of such Class for such period.  “New High Net Trading Profits” for any Class for any quarter shall mean the Net Capital Appreciation (which includes unrealized gains and losses and interest income and expense, less all accrued debts, liabilities and obligations of the Class (but before any accrual for the Incentive Allocation) for such period) for the quarter minus the Carryforward Loss (as defined below), if any, as of the beginning of the quarter, for such Class.  The “Carryforward Loss” shall be increased as of the end of each calendar quarter by the amount of any Net Capital Depreciation with respect to such Class during the quarter then ended, and shall be decreased (but not below zero) as of the end of each calendar quarter by the amount of any Net Capital Appreciation with respect to such Class during the quarter then ended.  In addition, the Carryforward Loss for a Class for any calendar quarter shall be proportionately reduced effective as of the date of redemption of any Units of such Class by multiplying (i) the Carryforward Loss for such Class immediately prior to such redemption by (ii) the ratio that the amount of assets redeemed from such Class bears to the Net Assets of such Class immediately prior to such redemption.  The Carryforward Loss of a Class must be recouped before any subsequent Incentive Allocation can be made to the Manager.  The Incentive Allocation is also accrued and allocable on the date of redemption with respect to any Units that are redeemed on any date not the end of a calendar quarter, as if the date of redemption were the end of a calendar quarter and the Incentive Allocation shall only be deducted with respect to such redeemed Units.

A portion of any of the above fees (including the Incentive Allocation) may be paid by the Manager to third parties as compensation for offering or selling activities in connection with the Fund.

Risk Factors

All investments risk the loss of capital.  No guarantee or representation is made that the Fund will achieve its investment objective.  An investment in the Fund is speculative and involves certain considerations and risk factors that prospective investors should consider before subscribing.  The practices of leverage and derivatives trading and other investment techniques, which the Fund expects to employ, can, in certain circumstances, result in significant losses.  Under certain circumstances, an investment in the Fund involves the risk of a substantial loss of such investment.  Investors should be able to bear the loss of their entire investment in the Fund, and their investment in the Fund should not be their sole significant investment.

Past performance is not necessarily indicative of future results.

Class 0 of the Fund has been operating since August 1, 2006, and Class 2 since November 1, 2007 with respect to its original portfolio, now the Blended Strategies Portfolio.  Moreover, DTP became a part of the Blended Strategies Portfolio as of August 2008.  The Systematic Strategies Portfolio commenced actual trading as of January 1, 2009.  There can be no assurance that the Fund will achieve its investment objective.

Futures and Options Trading Is Speculative and Volatile.  Futures and options prices are highly volatile. Such volatility may lead to substantial risks and returns, generally much larger than in the case of equity or fixed-income investments.  Price movements for futures are influenced by, among other things: changing supply and demand relationships; weather; agricultural, trade, fiscal, monetary, and exchange control programs and policies of governments; macro political and economic events and policies; changes in national and international interest rates and rates of inflation; currency devaluations and revaluations; and emotions of other market participants.  None of these factors can be controlled by the Fund and no assurance can be given that the Manager’s advice will result in profitable trades for a participating customer or that a customer will not incur substantial losses.  With respect to the Blended Strategies Portfolio, the master funds included in DTP may purchase and write options.  The purchaser of an option is subject to the risk of losing the entire purchase price of the option, while the writer of an option is subject to an unlimited risk of loss, namely the risk of loss resulting from the difference between the premium received for the option and the price of the futures contract or other asset underlying the option which the writer must purchase or deliver upon exercise of the option.  Thus, an investment in the Fund is suitable only for those investors with speculative capital who understand the risks of futures and options markets.

The Fund’s Trading Is Highly Leveraged, Which May Result In Substantial Losses for the Fund.  The Fund trades futures and options on a leveraged basis due to the low margin deposits normally required for trading.  As a result, a relatively small price movement in a contract may result in immediate and substantial gains or losses for the Fund.  For example, $3,000 in margin may be required to hold a US Treasury futures contract with a face value of $100,000.  If the value of the contract were to decline by 3%, the entire margin deposit would be lost.

Market Illiquidity May Cause Less Favorable Trade Prices.  Futures trading at times may be illiquid.  Most United States commodity exchanges limit price fluctuations in certain commodity interest prices during a single day by means of “daily price fluctuation limits” or “daily limits.”  The daily limit, which is set by most exchanges for all but a portion of the expiration month, imposes a floor and a ceiling on the prices at which a trade may be executed, as measured from the last trading day’s close.  While these limits were put in place to lessen margin exposure, they may have certain negative consequences for the Fund’s trading.  For example, once the price of a particular contract has increased or decreased by an amount equal to the daily limit, thereby producing a “limit-up” or “limit-down” market, positions in the contract can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit. Contract prices in various commodities have occasionally moved the daily limit for several consecutive days with little or no trading.  Similar occurrences could prevent the Fund from promptly liquidating unfavorable positions, subjecting the Fund to substantial losses.

In Times of Market Stress, the Fund May Not Be Able to Diversify Its Portfolio.  Where the markets are subject to exceptional stress, trading strategies and programs may become less diversified and more highly correlated as the stress may cause diverse and otherwise unrelated markets all to act in a similar manner.  Efforts by the Manager to diversify the Fund’s trading strategies and investment exposure may not succeed in protecting the Fund from significant losses in the event of severe market disruptions.

The Fund Is Subject to Speculative Position Limits, Which May Limit the Fund’s Ability to Generate Profits or Result in Losses.  The CFTC and various exchanges impose speculative position limits on the number of futures positions a person or group may hold or control in particular futures.  Most physical delivery and many financial futures and option contracts are subject to speculative position limits. The CFTC has established position limits with respect to contracts for corn, oats, wheat, soybeans, soybean oil, soybean meal, and cotton.  In other markets, the relevant exchanges are required to determine whether and to what extent limits should apply.  For purposes of complying with speculative position limits, the Fund’s outright futures positions will be required to be aggregated with any futures positions owned or controlled by the Manager or any principal of the Manager.  As a result, the Fund may be unable to take positions in particular futures or may be forced to liquidate positions in particular futures, which could limit the ability of the Fund to earn profits or cause it to experience losses.

Trading on Non-U.S. Exchanges Presents Greater Risks to the Fund than Trading on U.S. Exchanges.  Unlike trading on U.S. commodity exchanges, trading on non-U.S. commodity exchanges is not regulated by the CFTC and may be subject to greater risks than trading on U.S. exchanges.  For example, some non-U.S. exchanges are “principals’ markets” in which no common clearing facility exists and a trader may look only to the broker for performance of the contract.  In addition, unless the Fund hedges against fluctuations in the exchange rate between the U.S. dollar (in which Units are denominated) and other currencies in which trading is done on non-U.S. exchanges, any profits that the Fund might realize in trading could be reduced or eliminated by adverse changes in the exchange rate, or the Fund could incur losses as a result of those changes.

The Unregulated Nature of the Over-The-Counter Markets Creates Counterparty Risks that Do Not Exist in Futures Trading on Exchanges.  Forward markets, including foreign currency markets, offer less protection against defaults in trading than is available when trading occurs on an exchange.  Forward contracts are not guaranteed by an exchange or clearing house, and, therefore, a non-settlement or default on the contract would deprive the Fund of unrealized profits or force the Fund to cover its commitment to purchase and resale, if any, at the current market price.

Additional risks of the forward markets include: (i) the forward markets are generally not regulated by any U.S. or foreign governmental authorities; (ii) there are generally no limitations on daily price moves in forward transactions; (iii) speculative position limits are not applicable to forward transactions although the counterparties with which the Fund may deal may limit the size or duration of positions available as a consequence of credit considerations; (iv) participants in the forward markets are not required to make continuous markets in forward contracts; and (v) the forward markets are “principals’ markets” in which performance with respect to a forward contract is the responsibility only of the counterparty with which the trader has entered into a contract (or its guarantor, if any), and not of any exchange or clearing house.  As a result, the Fund will be subject to the risk of inability or refusal to perform with respect to such contracts on the part of the counterparties with which the Fund trades.  Because the Fund trades foreign exchange contracts with Bank of America, N.A., it is at risk with respect to the creditworthiness and trading practices of Bank of America, N.A. as the counterparty to its contracts.

The Fund Has Credit Risk with respect to its Futures Brokers.  The CEA requires a U.S. broker to segregate all funds received from such broker’s customers in respect of regulated futures transactions from such broker’s proprietary funds.  If the broker were not to do so to the full extent required by law, the assets of the Fund might not be fully protected in the event of the bankruptcy of the broker. In the event of the broker’s bankruptcy, the Fund would be limited to recovering only a pro rata share of all available funds segregated on behalf of the broker’s combined customer accounts, even though certain property specifically traceable to the Fund (for example, U.S. Treasury bills deposited by the Fund) was held by the broker.  In addition, in the event of bankruptcy or insolvency of an exchange or an affiliated clearing house, the Fund might experience a loss of funds deposited through its broker as margin with an exchange or affiliated clearing house, the loss of unrealized profits on its open positions, and the loss of funds owed to it as realized profits on closed positions.  If the Fund retains brokers that are not subject to U.S. regulation, its funds deposited with those brokers might not be segregated.

The Unregulated Nature of the Swaps and Derivatives Markets Creates Counterparty Risks that Do Not Exist in Futures Trading on Exchanges.  The Fund may enter into swap contracts and related derivatives agreements with various counterparties.  Swaps and other forms of derivatives instruments are not guaranteed by an exchange or its clearing house or regulated by any U.S. or foreign governmental authorities.  Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions.  The default of a party with which the Fund has entered into a swap or other derivative may result in the loss of unrealized profits and force the Fund to cover its resale commitments, if any, at the then current market price.  It may not be possible to dispose of or close out a swap or other derivative position without the consent of the counterparty, and the Fund may not be able to enter into an offsetting contract in order to be able to cover its risk.

The Fund Has Credit and Market Risks With Respect to Its Cash Management.  The Fund currently invests all assets not required for trading in Cash Assets, which in turn presently holds deposits in bank accounts or invests broadly in U.S. government or agency securities.  With respect to its cash deposited in bank accounts, although the bank accounts themselves may be insured by the United States Federal Deposit Insurance Corporation, the balances in such accounts will be largely uninsured, as the maximum amount of insurance available to such accounts will not be material relative to the balances that are expected to be maintained in the accounts.  With respect to its investment in U.S. government or agency securities, Cash Assets currently intends to hold them until they mature. Some of these securities may not mature for a year or longer.  If Cash Assets were forced to sell some of its securities in the open market before they mature to meet unanticipated redemption requests (whether from the Fund or other entities affiliated with the Manager), the market value of the securities at such time may be below their principal face amount, causing a loss for Fund investors.  In addition, if interest rates rise, the interest rate that Cash Assets pays its investors (including the Fund) will not fully reflect the new rates because its pre-existing investments are still yielding interest at lower rates.

The Fund May Also Borrow Money to Support its Trading, Which Could Increase the Level of Volatility in its Performance and Expose the Fund to Greater Losses.  In addition to the leverage implicit in trading futures, the Fund may borrow money from brokers or their affiliates and other lenders.  A significant portion of the funds borrowed by the Fund may be obtained from brokerage entities in the form of margin loans collateralized by assets held in the Fund’s brokerage account with such brokerage firms.  The Fund does not have any limits on borrowing or leverage.

The Fund Relies on Key Individuals.  The Fund relies exclusively on the Manager for the management of its investment portfolio, and the Manager relies significantly on the services of its founder, Kenneth G. Tropin.  There could be adverse consequences to the Fund in the event that the Manager ceases to be available to devote its services to the Fund.  There could be adverse consequences to the Fund if Mr. Tropin ceases to be available to devote his services to the Manager.

The Fund May Be Terminated at Any Time.   Unforeseen circumstances, including substantial losses, the retirement or loss of key personnel of the Manager, the withdrawal of the Manager or the decision of the Manager not to continue to manage the Fund, could cause the Fund to terminate prior to its stated termination date of December 31, 2050.  Early termination of the Fund could disrupt an investor’s overall investment portfolio plan resulting in the loss of some or all of its investment.

There is no Secondary Market for the Units, Therefore Investors Should Consider Their Investment in the Fund to be Illiquid.  It is not anticipated that an active secondary market will develop in the Units.  Units are not being registered so as to permit a public offering under the securities laws of any jurisdiction.  The Units will not be transferable without the consent of the Manager (which may be granted on such terms as it determines or withheld).  Moreover, there are limitations on the ability of an investor to require the Fund to redeem Units.  Consequently, the Units will be illiquid investments.

The Fund Does Not Anticipate Paying Dividends or Making Distributions, Therefore an Investment in the Fund is Not Appropriate for Investors Seeking Current Income.  Since the Fund does not presently intend to pay dividends or other distributions, an investment in the Fund may not be suitable for investors seeking current returns for financial or tax planning purposes.

Taxes Will Be Imposed on You Regardless of Cash Distributions. U.S. taxable investors in the Fund must recognize for federal income tax purposes their pro rata share of the taxable net income of the Fund, regardless of whether such investors requested a partial redemption from the Fund to cover their tax liabilities.  An investment in the Fund may generate taxable income for a member even though the value of the member’s interest in the Fund has declined.  A member may have to use personal funds to pay the income tax owed on the income or gain allocated to the member.  Sufficient information may not be available in time for the member to determine accurately an amount to redeem to pay taxes for a given fiscal year.

Investors Do Not Have the Protections Provided to a Regulated Mutual Fund.  Although the Fund may be considered similar to an investment company, it is not required to, and does not intend to, register as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  Accordingly, certain provisions of the Investment Company Act (which, among other things, require investment companies to have a certain number of disinterested directors and regulate the relationship between the adviser and the investment company) will not be applicable.

Interests in the Fund have not been and will not be registered under the Securities Act of 1933, in reliance upon an exemption available under Regulation D under the Securities Act.  Accordingly, interests in the Fund will be offered only to investors that, among other requirements, are accredited investors within the meaning of Regulation D.

Impact of Recent Financial Industry Regulation is Uncertain but May Impact the Fund’s Operations.  The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act contains a number of new provisions intended to limit systemic risk in the financial services industry. The act’s provisions seek to increase regulatory oversight and supervision of both bank and nonbank entities in the financial services sector.  Under the act, Federal regulators have been tasked to develop rules designed to effect the act’s purposes, and in many respects this rulemaking is expected to be extensive.  The effect of such rulemaking on the financial services industry is as yet not fully capable of being known.  In particular as it relates to the Fund’s operations, the act tasks the SEC and the CFTC to draft rules bearing on the over-the-counter derivatives market designed to address capital and margin requirements, mandatory clearing, the operation of execution facilities and data repositories, business conduct standards for swap dealers, and transparency for transactional information.  It is not clear at this time how these rules will alter the operation of the markets in which the Fund operates or affect the operations of the Fund.

The Trading Programs Used by Each Portfolio May Be Changed Without Notice to Investors.  The Manager continuously updates and changes its trading programs as a result of its ongoing research efforts and in response to changing market conditions.  The Manager also expects to develop and implement new trading programs from time to time.   The Manager may make additions or deletions of trading programs used by either the Blended Strategies Portfolio or the Systematic Strategies Portfolio at any time, and may make additions, deletions or any other changes to its trading programs used by either Portfolio  – such as changes in the amount of leverage of, or in the allocations of assets to, any of the trading programs used by either Portfolio  – at any time as determined by the Manager in its sole discretion.  The Manager is not required to provide prior, or any, notice to investors of any such changes.  As a result, the descriptions of the trading programs of each Portfolio in the Fund’s offering materials may not at any particular time fully or accurately describe the trading programs being used by each Portfolio.

Conflicts of Interest

Performance Based and other Fund Compensation Could Expose the Fund to Greater Risks.  The Manager could receive substantial compensation in the event it generates net profits for the Fund.  Such compensation arrangements may provide an incentive for the Manager to effectuate larger and more risky transactions than would be the case in the absence of such arrangements.  The Manager may receive compensation with respect to unrealized appreciation of Fund assets as well as with respect to realized gains from the trading of Fund assets.  The fees and incentive allocation payable to the Manager were not the subject of arms’ length negotiation.  In addition, investors that acquire Units of any Class with a Net Asset Value below a previous high water mark might benefit at the expense of pre-existing investors where those Units increase in value but are not yet subject to an Incentive Allocation because the Class as a whole still has aggregate carried forward losses.

The Manager Manages Other Accounts.  The Manager acts as general partner or trading manager to investment funds and other managed accounts that have investment objectives and methodologies similar to those of the Fund.  As of April 1, 2010, the Manager acts as general partner or trading manager to 32 investment funds or managed accounts to which outside investors contribute capital.  Of these 32 investment funds or managed accounts, 26 employ a systematic trading program identical to, or substantially similar to, that traded for the Systematic Strategies Portfolio and 6 employ a discretionary trading program similar to DTP, differing primarily in that they trade securities.  The Manager may also receive higher fees for managing certain of these accounts.  The Manager and its principals may trade for their own accounts in the same markets in which the Fund trades and such accounts may take positions that are opposite, or ahead of, positions taken for the Fund.  Fund investors will not be permitted to inspect the records of such proprietary accounts or the written policies related to such trading.   The Manager and its principals also may manage other accounts in the future.    All of the above accounts may compete with the Fund for the same positions.  All of the foregoing accounts may be aggregated for purposes of determining applicable position limits, and may take the same or different positions as the Fund.

With respect to the discretionary strategies traded for DTP, all of the Manager’s trading for each discretionary strategy is conducted through a single master fund for each such strategy or substrategy.  This structure eliminates the need for trade allocation procedures, which would otherwise be the case if trading for each strategy was conducted for multiple accounts.  The Manager closely reviews the capacity levels of each master fund traded for DTP to ensure that all funds that utilize DTP or a trading program similar to DTP can invest in the master funds at the levels designated by the Investment Committee.  To date, the master funds have not experienced capacity limits that would impact the operation of the funds that invest in them; however, no assurance can be given that in the future one or more master funds will not experience capacity limits, which would require the Manager to limit the participation of one or more funds in the affected master funds.

With respect to the Manager’s systematic trading programs, the Manager may place block orders with brokers on behalf of multiple accounts, including the Fund.  Accounts in which the Manager and its principals have an interest may be included with client accounts in block orders.  Because a block order may be executed at different prices, one or more of the accounts may receive more favorable fills and some less favorable fills.  Unless an average price of split fills is allocated, split fills generally are allocated to accounts on a “high to low” basis:  Accounts are ranked based on commencement of trading, and the highest split fill prices are allocated to the highest ranked accounts.  Any advantage a high ranked account enjoys on the sell order generally is offset by a disadvantage on the buy order.  Consistent application of this non-discretionary allocation methodology satisfies regulatory requirements of objectivity and fairness such that no account or group of accounts receives consistently favorable or unfavorable treatment.  Allocations made according to this methodology will be deemed equitable even though under certain market conditions a trade may be more favorable to some accounts than others.

The Manager may enter into side agreements with specific investors in the Fund providing for different fees, redemption rights, access to information about the Fund’s investments or other matters relating to an investment in the Fund.

The Master–Feeder Structure underlying the Fund’s Trading May Create Operating Inefficiencies for the Fund.  All trading attributable to the Fund is currently conducted through the master funds organized and managed by the Manager, through a so-called “master-feeder” fund structure.  A portion of the subscription proceeds received from investors ordinarily is invested by the Fund in the master funds, in each case with limited liability to the Fund.  A separate master fund then invests in global fixed income, foreign exchange and other markets pursuant to each of the investment programs managed by the Manager.  Unless the context otherwise requires, references herein to the “Fund” shall include both the Fund as well as each master fund in which the Fund invests, if appropriate.

Other investment funds and managed accounts structured to meet the needs of various U.S. and non-U.S. investors, including various proprietary accounts of the Manager, also may invest in each master fund, which includes Cash Assets.  The units of such investors in any master fund may be in conflict in a number of respects, including, without limitation, as to the tax consequences and capital utilization with regard to any master fund’s transactions.  For example, each master fund’s transactions may provide investors subject to U.S. income taxation with different after-tax returns than those of non-U.S. and tax-exempt investors.  Also, each master fund may borrow to increase the efficiency of its capital utilization, but in so doing may incur borrowing charges at a rate that exceeds the rate at which the Fund earns interest income on its available cash.  Such borrowing, with its attendant additional cost, serves to stabilize the master funds’ financing arrangements and offers various other advantages to their investors.  At the same time, such borrowing may disproportionately benefit more leveraged investors in the master funds (including proprietary accounts of the Manager) over less leveraged investors (potentially including the Fund).

The foregoing list of risk factors and conflicts of interest does not purport to be a complete enumeration or explanation of the risks or conflicts involved in an investment in the Fund.  Prospective investors should consult with their own advisors before deciding to subscribe for Units.

Allocation of Profit and Loss

A separate Capital Account is maintained for each member with respect to each Class of Units held by such member.  The initial balance of each Capital Account of each member will equal the net initial contribution to the Fund by such member with respect to the Class to which such Capital Account relates.  Each Capital Account of each member is increased by any additional capital contributions by such member with respect to the Class to which such Capital Account relates, and decreased by any redemptions of Units of such Class by such member.  Net realized and unrealized appreciation or depreciation in the value of assets of the Fund, including investment income and expenses, is allocated at the end of each fiscal period among the Capital Accounts of the members in proportion to the relative values of such Capital Accounts as of the commencement of such fiscal period (in the case of any month end that is not also the end of a calendar quarter, before any accrual for the Incentive Allocation).

On the last day of each fiscal period, an allocation is made of the net profit or net loss attributable to the Fund’s investments for such fiscal period.  The net profit or net loss for a fiscal period is allocated among all the Classes pro rata in the proportion that the Net Asset Value of each Class as of the date of the commencement of such fiscal period bears to the Net Asset Value of the Fund as of such date.

The Net Asset Value of each Class means the total value of the Fund’s assets, at fair value, attributable to that Class less the liabilities of the Fund attributable to that Class.  The Net Asset Value per Unit of any Class is determined as of the close of business on the last business day of the month (a “Valuation Day”) by dividing the Net Asset Value of that Class by the number of outstanding Units of that Class.  Such deductions will include an accrual for the Incentive Allocation and the fees to be paid to the Manager.

The net profit or net loss of each Class for a fiscal period in turn is allocated among all holders of Units of that Class pro rata in the proportion that the Net Asset Value of each member’s holding of Units of that Class as of the date of the commencement of such fiscal period (after adjustment for any contributions to the capital of the Company which are effective on such date) bears to the aggregate Net Asset Value of that Class as of such date.

The Manager is responsible for determining the value of the Fund’s assets.  The Fund has appointed SEI Global Services Inc. as the Fund’s independent administrator (“Administrator”), and in connection with that role SEI is responsible, subject to the ultimate supervision of the Manager, for calculating the Net Asset Value of the Fund and the Net Asset Value per Unit of each Class of Units.  In determining the Net Asset Value of the Fund and the Net Asset Value per Unit of each Class of Units, the Administrator will follow the valuation policies and procedures adopted by the Fund as set out below.  If the Manager is involved in the pricing of any of the Fund’s portfolio assets, the Administrator may accept, use and rely on such prices in determining the Net Asset Value of the Fund and shall not be liable to the Fund, any investor in the Fund, the Manager or any other person in so doing.

For all purposes, including redemptions and the calculation of the fees paid to the Manager, the Manager shall determine the fair market value of any investment made by the Fund.  In general, investments will be valued as follows:

a.
The value of unrealized gain or loss on open futures contracts shall be recorded as the difference between the contract price on the trade date and the closing price reported as of the Valuation Day on the primary exchange on which such contracts are traded.

b.
The value of any option listed or traded on any recognized foreign or U.S. exchange shall be the settlement price published by the principal exchange on which it is traded on the relevant Valuation Day.  If the recognized foreign or U.S. exchange does not publish a settlement price, the value of any option shall be the last reported sale price on the relevant Valuation Day on the principal exchange on which such option is traded.  If no such sale of such option was reported on that date, the market value shall be the average of the last reported bid and asked price.  The market value of any over-the-counter option for which representative broker’s quotations are available shall be determined in like manner by reference to the last reported sale price, or, if none is available, to the average of the last reported bid and asked quotation.  Provisions for the sale of such options written by the Fund shall be included in the assets of the portfolio, and the market value of such options shall be included as a liability.

c.	The value of any U.S. government security shall be the cost of such security plus accrued interest and discount.

The fair value of any assets not referred to in clauses (a) through (c) above (or the valuation of any assets referred to therein in the event that the Manager shall determine that there is no active market or that another method of valuation is advisable in the circumstances) shall be determined by or pursuant to the direction of the Manager.  Prospective investors should be aware that situations involving uncertainties as to the valuation of portfolio positions could have an adverse effect on Net Asset Value if management’s judgments regarding appropriate valuations should prove incorrect.  Absent bad faith or manifest error, the Fund’s Net Asset Value determinations are conclusive and binding on all investors.  Net Asset Values are expressed in U.S. Dollars, and any items denominated in other currencies are translated at prevailing exchange rates as determined by the Administrator in consultation with the Manager.

The Manager may, in its sole and absolute discretion, permit any other method of valuation to be used if it considers that such method of valuation better reflects fair value and is in accordance with good accounting practice.

Reporting

The Fund is required to furnish audited annual reports to its members containing financial statements examined by the Fund’s independent registered public accounting firm.  The Fund is also required to provide members with monthly performance updates.

Regulation

The Manager has been registered as a CPO and CTA under the CEA and has been a member of the NFA since July 27, 1994.  GAIF I is regulated as a commodity pool by the CFTC and NFA.

The CFTC may suspend a CPO’s or CTA’s registration if it finds that its trading practices tend to disrupt orderly market conditions or in certain other situations.  In the event that the registration of the Manager were terminated or suspended, the Manager would be unable to continue to manage the business of the Fund.  Should the Manager’s registration be suspended, termination of GAIF I might result.  In addition to such registration requirements, the CFTC and certain commodity exchanges have established limits on the maximum net long or net short positions that any person may hold or control in particular commodities.  Most exchanges also limit the changes in futures contract prices that may occur during a single trading day.

All persons who provide services directly to the Fund (as opposed to those persons who provide services through a third-party service provider) are employed by the Manager.  The Fund has no employees of its own.

Item 2:  FINANCIAL INFORMATION

(a)	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to “Item 13: Financial Statements and Supplementary Data.”  The information contained therein is essential to, and should be read in conjunction with, the following analysis.  The Fund does not engage in the sale of goods or services.  The Fund’s capital consists of capital contributions of the Members, as increased or decreased by gains, losses from its investments in the master funds, interest, expenses and redemptions.  Its only assets are its investments in the master funds.  The master funds do not engage in the sale of goods or services.  Their assets are their equity in their accounts with clearing brokers and OTC counterparties, in each case consisting of cash, open trade equity on derivatives and the net option premium paid for options on futures.

For the six months ended June 30, 2010 the Fund’s net asset value increased by $49,637,523, or 22.8%.  This increase was attributable to a $41,542,988, or 19.1%, net increase in the Blended Strategies Portfolio and an $8,094,535, or 3.7%, net increase in the Systematic Strategies Portfolio.  The net increase of $41,542,988, or 19.1%, in the Blended Strategies Portfolio was attributable to total subscriptions of $58,247,579, or 26.8%, partially offset by redemptions totaling $15,379,274, or -7.1%, and a net loss of $1,325,317, or -0.6%, for the six months ended June 30, 2010.

For the twelve months ended December 31, 2009, the Fund’s net asset value increased by $65,796,264, or 43.3%.  $35,842,537, or 23.6%, of the net increase in net asset value was attributable to the Blended Strategies Portfolio and $29,953,727, or 19.7%, of the net increase in net asset value was attributable to the Systematic Strategies Portfolio.  For the twelve months ended December 31, 2009, the Blended Strategies Portfolio experienced subscriptions of $59,222,062, which were partially offset by redemptions totaling $27,552,352, and net income of $4,172,827.  The Systematic Strategies Portfolio experienced subscriptions of $29,985,342, which were partially offset by redemptions totaling $180,943, and net income of $149,328.

For the twelve months ended December 31, 2008, the Fund’s net asset value increased by $66,082,652, or 77.0%, which was entirely attributable to the Blended Strategies Portfolio.  This increase in net asset value was due to total subscriptions of $82,060,364, which were partially offset by redemptions totaling $36,733,773, and net income of $20,756,061.

(i)	Performance Summary

The tables below represent the actual performance of Class 0 and Class 2 of each portfolio of GAIF I since their inception through June 30, 2010, net of applicable fees and expenses (as described above in “Item 1. Business”), calculated on an accrual basis in accordance with the rules of the CFTC.  Past performance is not necessarily indicative of future performance.

The Rate of Return percentage for each month is obtained by dividing the net income for the month by the net asset value as of the beginning of the month (including contributions made at the start of the month). In months where asset changes are made mid-month, rates of return are calculated for each segment of the month and compounded.  For this purpose, “net income” represents the gross income for the month in question, net of all expenses and performance allocations. The Rate of Return percentage for each year is determined by calculating the percentage return on an investment made as of the beginning of each year.  Specifically, a running index is calculated monthly, compounded by the rate of return, the annual percentage being the change in this index for the year divided by the year’s initial index.

Class 0
Blended Strategies Portfolio
August 1, 2006 – June 2010

	2010	2009	2008	2007	2006
January	-3.49%	0.50%	0.30%	-0.56%	—
February	0.24%	0.28%	2.42%	-2.00%	—
March	2.62%	-1.46%	1.42%	-0.67%	—
April	0.63%	-0.82%	-6.43%	3.22%	—
May	0.45%	2.38%	1.02%	5.13%	—
June	-0.90%	-2.10%	0.76%	2.19%	—
July		1.71%	0.03%	-2.07%	—
August	—	0.36%	0.34%	-2.89%	1.31%
September	—	1.24%	1.51%	1.23%	2.73%
October	—	-0.78%	7.29%	4.78%	1.05%
November	—	2.83%	2.92%	1.72%	1.10%
December	—	-1.42%	2.47%	-1.68%	0.34%
Compounded Annual Rate Of Return	-0.56%	2.60%	14.39%	8.29%	6.66%

Class 0
Systematic Strategies Portfolio
January 1, 2009 – June 2010

	2010	2009
January	-8.39%	0.42%
February	0.47%	1.53%
March	4.01%	-4.78%
April	1.83%	-2.52%
May	-0.47%	4.03%
June	-1.92%	-4.95%
July		2.94%
August		1.39%
September		3.84%
October		-3.07%
November		5.98%
December		-3.45%
Compounded Annual Rate Of Return	-4.84%	0.59%

Class 2
Blended Strategies Portfolio
November 1, 2007 – June 2010

	2010	2009	2008	2007
January	-3.65%	0.36%	0.21%	—
February	0.08%	0.16%	2.32%	—
March	2.44%	-1.70%	1.28%	—
April	0.49%	-0.99%	-6.58%	—
May	0.39%	2.34%	0.85%	—
June	-1.19%	-2.39%	0.59%	—
July		1.65%	-0.14%	—
August	—	0.28%	0.17%	—
September	—	1.11%	1.35%	—
October	—	-0.95%	7.16%	—
November	—	2.73%	2.78%	1.59%
December	—	-1.55%	2.33%	-2.18%
Compounded Annual Rate Of Return	-1.53%	0.89%	12.44%	-0.63%

Class 2
Systematic Strategies Portfolio
January 1, 2009 – June 2010

	2010	2009
January	-8.55%	0.29%
February	0.32%	1.41%
March	3.83%	-5.02%
April	1.66%	-2.68%
May	-0.64%	4.05%
June	-2.08%	-5.30%
July		3.06%
August	—	1.28%
September	—	3.70%
October	—	-3.24%
November	—	5.86%
December	—	-3.55%
Compounded Annual Rate Of Return	-5.78%	-0.95%

(ii)	Results of Operations

The Fund’s success depends primarily upon the Manager’s ability to recognize and capitalize on market trends in the different and varied sectors of the global financial markets in which it trades.

Blended Strategies Portfolio

2010 Summary

For the six months ended June 30, 2010, the portfolio experienced net trading gains of $3,113,960 attributable to the following sectors:  (i) agriculture (-$148,538); (ii) energy (-$2,808,958); (iii) foreign exchange ($3,938,470); (iv) interest rates ($9,516,391); (v) metals (-$1,648,015); (vi) softs (-$1,390,835); and (vii) stock indices (-$4,344,555).

Brokerage, advisory and sponsor fees are calculated as a percentage of the Fund’s net asset value as of the end of each month and are affected by trading performance, subscriptions and redemptions.  Accordingly, the fluctuations in these amounts are directly correlated to the changes in net asset value and trading gains and losses which are discussed in detail herein.

For the six months ended June 30, 2010, Brokerage Fees increased by $424,262, or 23.2%, Advisory Fees increased by $637,319, or 39.8%, and Sponsor Fees increased by $231,000, or 28.9%, in the portfolio over the corresponding period of the preceding year.  These increases are all attributable to higher net assets of the portfolio resulting from subscriptions partially offset by redemptions and a net loss for the period.

The Incentive Allocation is based on the New High Net Trading Profits of the portfolio for the period. For the six months ended June 30, 2010, the Incentive Allocation decreased by $15,166, or 103.7%, in the portfolio over the corresponding period of the preceding year due to lower trading profits.

The Blended Strategies Portfolio had positive performance through June 2010 primarily through gains in foreign exchange and interest rates, which were offset in part from losses in energy, commodity markets (metals and softs) and equity index trading.

Second Quarter 2010

The Blended Strategies Portfolio recorded a gain during April. The majority of the portfolio’s profits were attributable to positions in the fixed income markets, which benefited from rising prices in Europe. Additional gains also stemmed from lower equity prices in Europe and rising crude oil prices. In the commodity markets, trading in metals produced relatively flat results, while positions in the grains markets, specifically corn and wheat, resulted in minor losses.  The portfolio had net gains in the month of May.  Profits were primarily attributable to positions in the fixed income and currency markets, with the portfolio benefitting as investors sought a safe haven and purchased global bonds, while the euro weakened.  The portfolio’s overall gain was partially offset by losses that resulted from price declines in crude oil, global equity indices, and industrial metals.  The portfolio recorded a modest loss during June.  The majority of these losses resulted from trading in currencies amid general U.S. dollar weakness and in the energy markets from trading in natural gas and crude oil.  The portfolio experienced smaller losses in base metals, soft commodities and global stock index futures.   Gains recorded in the fixed income sector as yields fell sharply during the month offset a majority of the month’s losses.

First Quarter 2010

The Blended Strategies Portfolio recorded a net loss during January due primarily to sharp reversals in global equity indices, currencies and commodities.  These losses were partially offset by gains in the fixed income sector from both the discretionary and systematic portion of the portfolio.  The discretionary portion of the portfolio also contributed gains in currencies, which were generated by short positions in the euro as well as short crosses in the Swiss franc and Australian and New Zealand dollars.  During February, the portfolio was profitable in both systematic and discretionary trading in foreign exchange, including positions in European currencies and the Australian dollar.  Additional gains stemmed from positions in the European fixed income and industrial metals markets.  Smaller losses, from trading in global stock indices and commodities offset a portion of the month’s gains.  For the month of March, trading gains were recorded in global stock indices as equities rallied, and in energy amid falling natural gas prices. The portfolio also generated profits in currencies, agriculturals and industrial metals.  Losses in the U.S. fixed income markets detracted from the portfolio's overall profits.

2009 Summary

At December 31, 2009 the Blended Strategies Portfolio investments in master funds were comprised of the follow sectors based on the fair value of the underlying assets in each master fund including both long and short positions:

Agriculture	3.1%

Energy	6.4%

Foreign exchange	42.1%

Interest rates	-39.1%

Metals	54.5%

Softs	23.2%

Stock index	9.8%

During the period from January 1, 2009 to December 31, 2009, the portfolio experienced net trading gains of $13,039,394 attributable to the following sectors:  (i) agriculture (-$1,063,570); (ii) energy (-$1,661,722); (iii) foreign exchange ($5,082,229); (iv) interest rates (-$2,362,891); (v) metals ($2,920,187); (vi) softs ($1,307,837); and (vii) stock indices ($8,817,324).

For the year ended December 31, 2009 brokerage fees increased by $932,423 or 30.4%, advisory fees increased by $651,764 or 23.4% and sponsor fees increased by $325,882 or 23.4% in the Blended Strategies Portfolio over the corresponding period of the preceding year.  These increases are all attributable to higher net assets resulting from subscriptions partially offset by redemptions and a net loss for the period.

The incentive allocation is based on the New High Net Trading Profits for the period. For the year ended December 31, 2009 the incentive allocation was $1,082,925 related to the Blended Strategies Portfolio which was a decrease of $4,257,560 or 79.7% over the prior twelve month period.  This decrease is a direct result of lower trading profits for the period as discussed below.

The Blended Strategies Portfolio was able to achieve modest returns for the year despite the lack of sustainable trends during the year.  Gains were primarily attributable to the equity index sector, notably during the third quarter.  To a lesser extent gains were recorded from trading in currencies and commodities markets (metals and softs – agricultural commodities including sugar, cotton, coffee and cocoa).  Gains were partially offset by losses from trading in the fixed income, energy and agricultural commodity markets.

Fourth Quarter 2009

The portfolio experienced losses during October as global bond futures reversed course in the final week of the month due to increased risk-aversion.  Price reversals in agricultural commodities, including wheat, also resulted in losses.  Profits recorded in the energy complex, industrial metals and currencies offset a portion of the portfolio’s losses.  During November, long positions in fixed income, metals, U.S. equity indices and European equity indices contributed to sizeable profits as bond yields declined, precious and industrial metal prices spiked and stock indices advanced.  Smaller profits were also attributed to softs and currencies.  The portfolio had modest loses from directional positions and calendar spreads in the grain markets.  In December, decreases in global bond futures prices led to sizeable losses for the portfolio, which were compounded by losses from energy positions.  The portfolio recorded gains in its currency, equity index and commodity trading due to positive price trends in these sectors fueled by encouraging economic data.

Third Quarter 2009

During July, the portfolio recorded profits from the continued move higher in global equity indices. The discretionary strategies of the portfolio posted profits for the month from directional trades at the front end of the U.S. yield curve. Smaller gains were experienced in currencies and base metals. Modest losses in natural gas and European bond futures offset a portion of the gains recorded during the month.  During August, the portfolio experienced gains primarily from long positions in global stock index futures as global equity indices continued to rise. Smaller gains were also recorded from recent price trends in sugar, natural gas and industrial metals markets.  Losses from trading currencies offset a portion of the month’s gains.  During September, long positions in European and U.S. stock indices produced strong returns as global equity markets moved steadily higher. Additional gains were recorded from currency trading as major foreign currencies moved higher versus the U.S. dollar. Smaller gains in agricultural commodities and metals also contributed to the portfolio’s gains during September.

Second Quarter 2009

The portfolio recorded net losses in April as gains from trading in the energy and fixed income sectors were more than offset by losses in global equity indices and metals.  The portfolio profited from short positions in natural gas and calendar spreads in crude oil, while in fixed income gains were recorded as yields on short-term instruments continued to decline.  Smaller losses for the month were recorded from volatility in currencies and metals prices.  During May, the portfolio's performance benefitted from gains in the foreign exchange component as the U.S. dollar trended lower verses most other global currencies.  The portfolio also recorded profits in May by taking advantage of strength in global equity index futures and commodities.  Trading in stock index futures also contributed to positive performance as equity prices continued their recent upward trend.  The portfolio experienced losses in June due primarily to trend reversals in the fixed income, currency, and commodity markets. These markets experienced sudden reversals as the recent bullish tone of the markets moderated during June, and the markets reversed to a more cautious sentiment with decreased risk taking.

First Quarter 2009

In January, the portfolio recorded gains primarily from trading in the equity index and currency markets, as global equity prices plummeted and the U.S. dollar rallied on the heels of heightened recessionary fears and persistent “safe haven” buying of the greenback. Additional gains were recorded across the energy and agricultural commodities markets, as prices retreated in the wake of slowing global demand for many raw materials. A portion of the gains for the month were offset by losses experienced across the fixed income markets, as global bond prices reversed their recent bullish trend and moved sharply lower, as well as from trading in the metals and soft commodities markets.  During February, the portfolio benefitted from the trend in the equity index markets, as equity prices plunged in the wake of deteriorating economic conditions and lingering doubts concerning the effectiveness of global stimulus measures.  Additional gains were from trading in the agricultural commodities and energy markets, as food and energy prices generally declined amid shifting supply and demand fundamentals. A portion of the portfolio's overall gain for the month was offset by losses experienced from trading in the currency markets, as the U.S. dollar continued to strengthen versus many of the world’s major currencies, as well as from trading in the metals and soft commodities markets.  The portfolio experienced losses in March due primarily to dramatic trend reversals in global equity indices.  Positions in currencies also adversely impacted performance. The U.S. dollar reversed and weakened against other currencies as equity markets strengthened. In particular, commodity currencies appreciated against the dollar as commodity prices rebounded.  The discretionary strategies of the portfolio posted gains in March from various trades in global fixed income and currencies.  Gains from favorable fixed income positions in U.S. and European interest rate futures helped offset a portion of the losses recorded in other asset classes.

2008 Summary

At December 31, 2008 the Blended Strategies Portfolio investments in master funds were comprised of the follow sectors based on the fair value of the underlying assets in each master fund including both long and short positions:

Agriculture	-1.0%
Energy	9.0%
Foreign exchange	-7.6%
Interest rates	97.0%
Metals	4.0%
Softs	-0.6%
Stock index	-0.8%

During the period from January 1, 2008 to December 31, 2008, the portfolio experienced net trading gains of $30,494,938 attributable to the following sectors:  (i) agriculture ($968,899); (ii) energy ($5,292,160); (iii) foreign exchange ($8,985,329); (iv) interest rates ($7,314,734); (v) metals ($1,359,730); (vi) softs ($828,835); and (vii) stock indices ($5,745,251).

While 2008 will surely be remembered for the decidedly negative performance returns of the equity markets, the portfolio posted significant gains for the year. The portfolio experienced broad-based gains across a variety of global futures and forwards markets throughout the year, including commodities, currencies, equity indices and fixed income markets. Significant gains were experienced across a wide variety of commodities markets (including energies, metals, agriculturals and softs), as raw material prices alternately rallied and then retreated. Additional gains were recorded across the equity index markets, particularly during the dramatic price declines experienced during the first and fourth quarters, as well as from trading in the currency and fixed income markets amid pronounced macro moves in global central bank policy (most notably during the fourth quarter).

Fourth Quarter 2008

The portfolio experienced significant positive performance in the fourth quarter as the market trends of the third quarter (increasing yields in global fixed income, strengthening U.S. dollar, decreasing global equity prices, and decreasing commodity prices) persisted throughout the fourth quarter.  Fixed income trading produced significant returns for the portfolio in October as the U.S. Federal Reserve lowered the Fed Funds rate twice during the month (once during the intermeeting period and again at its October 29th FOMC meeting). Additional gains were recorded across the currency markets, as the U.S. dollar surged in response to a spate of “safe haven” buying, as well as from trading in the equity index markets, as share prices plunged amid near-panic selling conditions. Noteworthy gains were also experienced across a wide variety of commodities markets (including energies, metals, agriculturals and softs), as raw material prices continued to plummet on the heels of growing recessionary fears.  Positive fixed income returns continued into November, as global bond yields fell sharply throughout much of the month (posting new lows amid a flurry of central bank rate cuts, dismal economic data and persistent attempts to ease the liquidity crisis). Additional gains were recorded across the currency markets as the U.S. dollar and the Japanese yen continued to strengthen versus many of their European and emerging market counterparts, as well as from trading in a wide variety of commodities markets (including energies, agriculturals, metals and softs) as raw material prices extended recent declines amid persistent demand concerns tied to global recessionary fears.  In December, as U.S. and European bond yields continued to decline amid the release of disappointing economic data, the U.S. Federal Reserve lowered its target rate from 1.00% to within a range of 0.00% to 0.25% (leading to a significant decline in short-term interest rates) which contributed greatly to the portfolio’s performance for the month. Additional gains in the month were recorded across a variety of commodities markets (including energies, metals and softs), as raw material prices continued to decline in the wake of deteriorating demand forecasts. A portion of the portfolio’s overall gain for the month was offset by modest losses experienced from trading in the equity index markets.

Third Quarter 2008

Many of the markets traded by the portfolio reversed their price trends in the third quarter and the portfolio was able to capitalize on these shifts, particularly later in the month of September, as these trends became more pronounced.  During July, performance of the Fund was relatively flat as massive reversals across the energy, agricultural, metals, and soft commodities markets led to losses for the portfolio, which were almost entirely offset by gains recorded across the fixed income markets as global bond yields retreated in response to heightened growth fears as well as from trading in the currency markets as the U.S. dollar rebounded from recent lows to finish the month higher.  In August, the U.S. dollar strengthened versus many of its global counterparts in the wake of slowing growth prospects across the Eurozone and Japan.  Smaller gains were also recorded across the fixed income markets as market participants scaled back the amount of tightening expected this year in response to disappointing growth data and relatively dovish FOMC minutes as well as from trading in the soft commodities markets.  A portion of the portfolio’s overall gain for the month was offset by losses experienced across a variety of commodities markets (including energies, agriculturals and metals), as well as from trading in the equity index markets.  During September, the portfolio experienced gains primarily from trading in the equity index markets as systemic liquidity fears sent global equity prices reeling.  Additional gains were recorded across a wide variety of commodities markets (including metals, energy, agricultural and soft commodities) as raw material prices declined dramatically in the wake of a resurgent U.S. dollar and deteriorating demand forecasts tied to recessionary fears.  A portion of the portfolio’s overall gain for the month was offset by losses experienced from trading in the currency markets.

Second Quarter 2008

During the second quarter of 2008, the portfolio experienced a strong reversal in its performance primarily due to losses from its fixed income positions.  However, identifiable positive trends in commodities prices, particularly energy markets, helped to offset some of these losses.  In April, the portfolio experienced losses in its fixed income trading amid a dramatic sell-off in Eurodollar futures during the week of April 18.  Smaller losses were also recorded across the equity index markets, as equity prices rebounded sharply from recent lows.  A portion of the portfolio’s overall loss for the month was offset by gains experienced across the currency markets as well as from trading in the energy and agricultural commodities markets.  During the month of May, the portfolio’s trading in the energy markets as well the currency and soft commodities markets helped the portfolio achieve positive performance.  Losses from the portfolio’s fixed income trading amid a rise in short-term interest rates as well as from trading in the equity index, metals, and agricultural commodities markets pared some of the portfolio’s positive perform.  The same themes from the prior months of the quarter, namely strong positive performance from commodities (including energy) trading and losses from trading in fixed income markets, continued through the month of June, ending with overall positive performance for the month.

First Quarter 2008

The portfolio had very strong positive performance in the first quarter of 2008.  In January, the portfolio’s blend of discretionary and quantitative trend-based trading strategies experienced gains primarily from trading in the equity index markets as widespread recessionary fears and panic selling battered global equity prices.  Additional gains were also recorded across a variety of agricultural, metals and soft commodities markets.  A portion of the portfolio’s overall gain for the month was offset by losses experienced from trading in the currency markets as a significant degree of intra-month volatility roiled the foreign exchange markets.  Smaller losses were also recorded across the fixed income and energy markets.  In February, the portfolio benefited from its long exposure to commodities markets, including energies, agriculturals, softs, and metals, amid a dramatic surge in the price of many raw commodities.  Additional gains were recorded from trading in the fixed income, equity index and currency markets as global bond yields generally declined, equity prices plummeted, and the U.S. dollar continued to weaken.  The portfolio continued its strong performance in March from trading in the currency markets amid a further deterioration in the value of the U.S. dollar.  Additional gains were also recorded across the fixed income markets as the U.S. Federal Reserve slashed interest rates once again following the FOMC meeting held on March 18 as well as from trading in the equity index markets as global equity prices generally retreated during the month.  A portion of the portfolio’s overall gain for the month was offset by losses experienced across a variety of commodities markets, including agriculturals, softs, and metals.

Systematic Strategies Portfolio

2010 Summary

For the six months ended June 30, 2010, the portfolio experienced net trading losses of $822,587 attributable to the following sectors:  (i) agriculture (-$123,226); (ii) energy (-$1,125,595); (iii) foreign exchange (-$163,262); (iv) interest rates ($3,745,063); (v) metals (-$522,253); (vi) softs (-$686,979); and (vii) stock indices (-$1,946,335).

Brokerage, advisory and sponsor fees are calculated as a percentage of the Fund’s net asset value as of the end of each month and are affected by trading performance, subscriptions and redemptions.  Accordingly, the fluctuations in these amounts are directly correlated to the changes in net asset value and trading gains and losses which are discussed in detail herein.

For the six months ended June 30, 2010, Brokerage Fees increased by $372,286, or 751.8%, Advisory Fees increased by $373,066, or 1,225.1%, and Sponsor Fees increased by $156,761, or 1,029.6%, in the portfolio over the corresponding period of the preceding year.  These increases are all attributable to higher net assets of the portfolio resulting from subscriptions partially offset by redemptions and a net loss for the period.

The Incentive Allocation is based on the New High Net Trading Profits of the portfolio for the period. For the six months ended June 30, 2010 there was no Incentive Allocation earned due to the portfolio experiencing a net loss for the period.

The Systematic Strategies Portfolio was negative through June 2010 primarily due to the lack of identifiable trends during the year.  Losses resulted primarily from trading in the equity index, energy and commodity markets (metals and softs).  To a lesser extent losses were recorded from trading in currencies.  Gains were primarily attributable to fixed income trading.

Second Quarter 2010

The portfolio posted a solid gain in April. Profits were largely the result of positions in the fixed income markets as investors bought bonds as a safe haven. In foreign exchange, the portfolio took advantage of the euro's decline against virtually all currencies, while positions in the Australian and Canadian dollars benefited the portfolio earlier in the month. Positions in the energy and soft markets also resulted in gains as crude oil and cotton prices rose. Gains in these commodity markets partially mitigated negative results from the metals and agricultural markets, as falling base metals prices and rising wheat prices generated losses. The portfolio recorded a modest loss in May.  Losses were incurred amid volatile conditions in global equity indices and crude oil, as prices fell sharply.  Similarly, steep declines in industrial metals resulted in modest losses.  However, the portfolio recorded offsetting gains in the fixed income markets as investors bought bonds in a flight to safety.  Additional profits stemmed from positions in the foreign exchange markets as our models benefitted from the euro’s decline against other major currencies.  The Systematic Strategies Portfolio recorded a loss in June.  Global markets witnessed multiple price reversals during the month.  Strengthening European currencies versus the U.S. dollar, predominately the Swiss franc, and choppiness in global stock indices led to the majority of the portfolio’s losses. Trading in commodities also resulted in losses as prices moved in a choppy range for most of the month.  The portfolio captured offsetting profits from trading in fixed income, as benchmark yields continued to decline in the U.S., Europe and Asia, with the most significant gains coming from U.S. instruments.

First Quarter 2010

The portfolio recorded a loss during January due primarily to sharp price trend reversals across virtually all macro sectors.  Specifically, losses occurred as the European equity index markets declined, while the U.S. dollar rallied against the Swiss franc, Australian and New Zealand dollars and the euro.  In the commodity sector, losses resulted as prices declined in industrial metals, crude oil and soybeans.  Smaller gains in the fixed income sector offset a portion of the month’s losses. The portfolio experienced gains in February as trends emerged in currencies and the fixed income markets.  The portfolio generated profits in foreign exchange, particularly from trading the Australian dollar, euro, yen and British pound. Similarly, a rally in the fixed income markets resulted in gains for the portfolio in European fixed income, particularly from positions in Euribor and BOBL. The portfolio incurred smaller losses for the month from trading commodities, including sugar, corn, wheat and crude oil.  During the month of March, profits were recorded in U.S. equity indices, as well as across Asian and European equity indices.  The portfolio also experienced gains in foreign exchange, with notable profits from long positions in the Canadian and Australian dollars.  Smaller gains were recorded in commodities trading.  Losses in the U.S. and Asian fixed income markets offset a portion of the portfolio’s overall gain for the month.

2009 Summary

At December 31, 2009 the Systematic Strategies Portfolio investments in master funds were comprised of the follow sectors based on the fair value of the underlying assets in each master fund including both long and short positions:

Agriculture	10.2%
Energy	19.5%
Foreign exchange	49.3%
Interest rates	-76.9%
Metals	60.9%
Softs	23.5%
Stock index	13.5%

During the period from January 1, 2009 (commencement of operations) to December 31, 2009, the portfolio experienced net trading gains of $850,732 attributable to the following sectors:  (i) agriculture (-$171,595); (ii) energy (-$383,310); (iii) foreign exchange ($326,381); (iv) interest rates (-$1,084,295); (v) metals ($527,943); (vi) softs ($262,643); and (vii) stock indices ($1,372,965).

For the year ended December 31, 2009 brokerage fees were $315,521, advisory fees were $207,291 and sponsor fees were $103,646 in the Systematic Strategies Portfolio.

The incentive allocation of $154,429 related to the Systematic Strategies Portfolio was a result of new net trading profits generated during the year.

The Systematic Strategies Portfolio was able to achieve modest returns for the year despite the lack of sustainable trends during the year.  Gains were primarily attributable to the equity index sector, notably during the third quarter.  To a lesser extent gains were recorded from trading in currencies and commodities markets (metals and softs).  Gains were partially offset by losses from trading in the fixed income, energy and agricultural commodity markets.

Fourth Quarter 2009

The portfolio experienced losses during October as global bond futures reversed course in the final week of the month due to increased risk-aversion.  Price reversals in agricultural commodities, including wheat, also resulted in losses.  Profits recorded in the energy complex, industrial metals and currencies offset a portion of the portfolio’s losses.  During November, virtually all sectors had strong positive performance, particularly in fixed income and U.S. and European equity indices, which benefitted from declines in global bond yields and advances in stock indices.  Smaller profits were also attributed to base and precious metals and short positions in the dollar.  In December, decreases in global bond futures prices led to sizeable losses for the portfolio, which were compounded by losses from energy positions.  The portfolio recorded gains in its currency, equity index and commodity trading due to positive price trends in these sectors fueled by encouraging economic data.

Third Quarter 2009

During July, the portfolio recorded profits from the continued move higher in global equity indices.  During August, the portfolio experienced gains primarily from long positions in global stock index futures as global equity indices continued to rise. Smaller gains were also recorded from recent price trends in sugar, natural gas and industrial metals markets.  Losses from trading currencies offset a portion of the month’s gains.  During September, long positions in European and U.S. stock indices produced strong returns as global equity markets moved steadily higher. Additional gains were recorded from currency trading as major foreign currencies moved higher versus the U.S. dollar. Smaller gains in agricultural commodities and metals also contributed to the portfolio’s gains during September.  Smaller losses in the energy sector offset a portion of the month’s gains.

Second Quarter 2009

The portfolio recorded net losses in April as gains from trading in the energy and fixed income sectors were more than offset by losses in global equity indices and metals.  The portfolio profited from short positions in natural gas and calendar spreads in crude oil, while in fixed income gains were recorded as yields on short-term instruments continued to decline.  Smaller losses for the month were recorded from volatility in currencies and metals prices.  During May, the portfolio's performance benefitted from gains in the foreign exchange component as the U.S. dollar trended lower verses most other global currencies.  The portfolio also recorded profits in May by taking advantage of strength in global equity index futures and commodities.  Trading in stock index futures also contributed to positive performance as equity prices continued their recent upward trend.  The portfolio experienced losses in June due primarily to trend reversals in the fixed income, currency, and commodity markets. These markets experienced sudden reversals as the recent bullish tone of the markets moderated during June, and the markets reversed to a more cautious sentiment with decreased risk taking.

First Quarter 2009

In January, the portfolio recorded gains primarily from trading in the equity index and currency markets, as global equity prices plummeted and the U.S. dollar rallied on the heels of heightened recessionary fears and persistent “safe haven” buying of the greenback. Additional gains were recorded across the energy and agricultural commodities markets, as prices retreated in the wake of slowing global demand for many raw materials. A portion of the gains for the month were offset by losses experienced across the fixed income markets, as global bond prices reversed their recent bullish trend and moved sharply lower, as well as from trading in the metals and soft commodities markets.  During February, the portfolio benefitted from the trend in the equity index markets, as equity prices plunged in the wake of deteriorating economic conditions and lingering doubts concerning the effectiveness of global stimulus measures.  Smaller gains were made across the fixed-income markets on the heels of “safe haven” buying of government debt, as well as from trading in the agricultural commodities and energy markets, as food and energy prices generally declined amid shifting supply and demand fundamentals.  A portion of the portfolio 's overall gain for the month was offset by losses experienced from trading in the currency and metals markets.  The portfolio experienced losses in March due primarily to dramatic trend reversals in global equity indices.  Positions in currencies also adversely impacted performance. The U.S. dollar reversed and weakened against other currencies as equity markets strengthened. In particular, commodity currencies appreciated against the dollar as commodity prices rebounded.  Gains from favorable fixed income positions in U.S. and European interest rate futures helped offset a portion of the losses recorded in other asset classes.

(iii)	Liquidity

A portion of the Fund’s assets is generally held as cash or cash equivalents, which are used to margin the Fund’s investments.  It is expected that the average margin the Fund will be required to post to support the Fund’s trading may range between 10% and 30% of the Fund’s total assets, which will be segregated or secured by the futures brokers in accordance with the CEA and with CFTC regulations or be maintained on deposit with over-the-counter counterparties.  In exceptional market conditions, this amount could increase.  The master funds are subject to margin calls on a constant daily and intra-day basis, whether in connection with initiating new investment positions or as a result of changes in the value of current investment positions.  These margin requirements are met through the posting of additional margin with the applicable futures broker or FX clearing broker, on an almost daily basis.  The Manager generally expresses its margin requirements for the portfolios in terms of the aggregate of the margin requirements for the underlying strategies plus the net option premium costs for the underlying strategies.  For the periods ended March 31, 2010, December 31, 2009 and December 31, 2008, the margin requirements for the Blended Strategies Portfolio was 12.42%, 5.34% and 4.02%, respectively, and for the Systematic Strategies Portfolio was 17.40% and 9.18%, respectively.

Other than any potential market-imposed limitations on liquidity, the Fund’s assets are highly liquid and are expected to remain so.  Market-imposed limitations, when they occur, can be due to limited open interest in certain futures markets or to daily price fluctuation limits, which are inherent in the Fund’s futures trading.  Through March 31, 2010, the Fund experienced no meaningful periods of illiquidity in any of the markets traded by the Manager on behalf of the Fund.

(iv)	Capital Resources

The Fund raises additional capital only through the sale of Units and capital is increased through trading profits (if any) and interest income.  The Fund may borrow money from brokers or their affiliates and other lenders. Units may be offered for sale as of the beginning, and may be redeemed as of the end, of each month.  The amount of capital raised for the Fund should not have a significant impact on its operations, as the Fund has no significant capital expenditure or working capital requirements other than for monies to pay trading losses, brokerage commissions and expenses.

The Fund participates in the speculative trading of commodity futures contracts, substantially all of which are subject to margin requirements.  The minimum amount of margin required for each contract is set from time to time in response to various market factors by the respective exchanges.  Further, the Fund’s brokers may require margin in excess of minimum exchange requirements.  The Fund bears the risk of financial failure of the brokers through which it clears trades and maintains margin in respect of any such trades and of its counterparties for its foreign exchange and swap trades with whom it also maintains margin.

(v)	Critical Accounting Policies

Use of Estimates – The Fund’s financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) and all amounts are stated in U.S. dollars. The preparation of the financial statements requires the Manager to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.  The Fund’s significant accounting policies are described in detail in Note 2 of the financial statements.

Fair Value Measurement - The Fund follows U.S. GAAP for fair value measurements, which defines fair value, establishes a framework for measuring fair value and requires certain disclosures about fair value measurements.  U.S. GAAP uses a three-level hierarchy for fair value measurement based on the transparency and independence of inputs used in the valuation of an asset or liability as of the measurement date.  The Fund reports the fair value of its investment-related assets and liabilities in accordance with the hierarchy established under U.S. GAAP.

The Fund records its investments in the Feeder Funds at fair value in accordance with U.S. GAAP.  In determining its net asset value, each Feeder Fund records its investments in master funds at fair value in accordance with U.S. GAAP.  The Fund records its proportionate share of the Feeder Funds’ investment income and loss, expenses, fees, and realized and unrealized gains and losses on a monthly basis.  Purchases and sales of units in the Feeder Funds are recorded on a trade date basis.  The accounting policies of the Feeder Funds are described in their attached respective financial statements.

The master funds record all their financial instruments at fair value, which is derived in accordance with U.S. GAAP.  Unrealized gains and losses from these instruments are recorded based on changes in their fair value.  Realized gains and losses are recorded when the positions are closed.  All unrealized and realized gains and losses related to derivative financial instruments are included in net gain (loss) on investments in the master funds’ statements of operations.

Cash Assets - The Feeder Funds invest a portion of their excess liquidity in Cash Assets, an entity for which the Manager is also the sole investment advisor.  The financial information of Cash Assets is included in the notes to the Financial Statements of the Feeder Funds.

Statement of Operations - As discussed under Item 1, the Fund offers Class 0 and Class 2 units of the Blended Strategies Portfolio and the Systematic Strategies Portfolio.  Class 0 and Class 2 units within each portfolio differ only with respect to their fees.  The Blended Strategies and Systematic Strategies Portfolios differ with respect to the underlying funds in which they invest. All items of gain, loss, income and expense of the Fund are specifically and directly allocated to each portfolio from the underlying master funds.  The Fund presents the breakdown of these items in its statement of operations separately for each portfolio.

Income Taxes - No provision for income taxes has been made in the Fund’s financial statements, as each member is responsible for reporting income or loss based upon the member’s respective share of the Fund’s revenues and expenses for income tax purposes.

U.S. GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  U.S. GAAP requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority.  Tax positions not deemed to meet a more-likely-than-not threshold would be recorded as a tax expense in the current year.  The Manager has evaluated the Fund’s tax positions and has concluded that there are no significant tax positions requiring recognition, measurement or disclosure in the financial statements.  The Manager is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax expense will change materially in the next twelve months.

(vi)	Off-Balance Sheet Arrangements

The Fund does not engage in off-balance sheet arrangements with other entities.

Item 3:  PROPERTIES

The Fund does not own or use any physical properties in the conduct of its business.  The Manager operates from its principal office in Rowayton, Connecticut.

Item 4:  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)	Security ownership of certain beneficial owners

Not applicable.

(b)	Security Ownership of Management

The Fund has no officers or directors.  Under the terms of the Company Agreement, the Fund’s affairs are managed by the Manager.  As of April 1, 2010, the Manager did not own any Units of the Fund.

(c)	Changes in Control

None.

Item 5:  DIRECTORS AND EXECUTIVE OFFICERS

(a), (b)	Identification of Directors and Executive Officers.

The Fund itself has no officers, directors or employees.  The Fund’s affairs are managed by the Manager.  The general partner of the Manager is KGT, Inc.  Kenneth G. Tropin is the sole director of KGT, Inc.  Messrs. Paul Sedlack, Robert Murray, Pablo Calderini and Jeff Baisley serve as Chief Executive Officer, Chief Operating Officer, Chief Investment Officer and Chief Financial Officer, respectively, of the Manager. None of these individuals currently serves as a director of a public company.

(c)	Identification of Certain Significant Employees

None.

(d)	Family Relationships

None.

(e)	Business Experience

See above.

(f)	Involvement in Certain Legal Proceedings.

None.

(g)	Promoters and Control Persons

Not Applicable.

Item 6:  EXECUTIVE COMPENSATION

The Fund itself has no officers, directors or employees.  None of the principals, officers or employees of the Manager receives compensation from the Fund.  All persons serving in the capacity of officers or executives of the Manager are compensated by the Manager in respect of their respective positions with the Manager.

As described under “Item 1. Business,” the Fund pays the Manager the Brokerage Fee and the Sponsor Fee.  For the six months ended June 30, 2010 and for fiscal years 2009 and 2008, the Fund paid the Manager Brokerage Fees of $2,255,655, $4,310,604, and $3,062,660, respectively.  For the six months ended June 30, 2010 and for fiscal years 2009 and 2008, the Fund paid the Manager Sponsor Fees of $1,031,084, $1,823,389, and $1,393,861, respectively.

As compensation for its services as investment manager to the Fund, the Manager is paid the Advisory Fees described under “Item 1. Business,” and may receive Incentive Allocations also as described under “Item 1. Business.” For the six months ended June 30, 2010 and for fiscal years 2009 and 2008, the Fund paid the Manager Advisory Fees of $2,237,487, $3,646,777, and $2,787,722, respectively.  For the six months ended June 30, 2010 and for fiscal years 2009 and 2008, the Manager received Incentive Allocations of $0, $1,237,354, and $5,340,485, respectively.

The Fund has no other compensation arrangements.  There are no compensation plans or arrangements relating to a change in control of the Fund or the Manager.

Item 7:  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Manager would be considered a promoter for purposes of Item 404(c) of Regulation S-K. The nature and amounts of compensation the promoter will receive from the Fund are set forth under “Item 1. Business” and “Item 6. Executive Compensation.”

Item 8:  LEGAL PROCEEDINGS

There are no legal proceedings pending, on appeal or concluded to which the Fund is a party or to which any of its assets is subject.  There have been no material legal proceedings pending, on appeal or concluded against the Manager or any of its principals, directors or executive officers within the past five years.

Item 9:  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a)	Market information

There is no public market for the Units, and none is likely to develop.  Units may be redeemed subject to the conditions of the Company Agreement.  Units may not be assigned or otherwise transferred except as permitted under the Company Agreement and as such may not be sold by investors pursuant to Rule 144 of the Securities Act of 1933, as amended.

(b)	Holders

As of April 1, 2010, there were 266 holders of Class 0 Units and 397 holders of Class 2 Units of the Blended Strategies Portfolio and 131 holders of Class 0 Units and 167 holders of Class 2 Units of the Systematic Strategies Portfolio.

(c)	Dividends

The Manager determines, in its sole and absolute discretion, the amount of distributions, if any, to be made by the Fund to its investors.  To date no distributions have been paid on the Units and the Manager has no present intention to make any distributions in the future.

(d)	Securities Authorized for Issuance under Equity Compensation Plans

None.

Item 10:  RECENT SALES OF UNREGISTERED SECURITIES

(a)	Securities sold

The aggregate proceeds of all Units sold during the period from April 1, 2007 through April 1, 2010 was $291,485,852.

(b)	Underwriters and other purchasers

Acceptance as a member in the Fund is not open to the general public.  The Units were privately offered and sold to “accredited investors,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(c)	Consideration.

Units are available for subscription as of the first business day of each month upon written notice at least three business days prior to the last business day of the preceding month, and on such other notice and dates as the Manager may permit in its sole and absolute discretion.  Units of each Class are currently offered at a price equal to the Net Asset Value per Unit of the relevant Class as of the immediately preceding Valuation Day, subject to any sales premium or charge which may be imposed from time to time at the discretion of the Manager.  The minimum initial subscription from each investor for Class 0 Units is $50,000 and for Class 2 Units is $50,000.  Members may subscribe for additional Units in a minimum amount of not less than $5,000 for additional Class 0 Units and $5,000 for additional Class 2 Units.  All subscriptions are payable in U.S. dollars only.  No underwriting commissions or underwriting discounts were paid by the Fund in connection with the sale of the Units.  Compensation paid to selling agents is described under “Item 1. Business.”

(d)	Exemption from registration claimed

All Units in the Fund were sold in reliance on the exemption from registration provided by Rule 506 under the Securities Act and, in each case, to persons with whom the Fund, the Manager and other selling agents acting on behalf of the Manager, had a pre-existing substantive relationship and with respect to whom it had been determined that the Units were a suitable investment.

As GAIF I is regulated as a commodity pool by the CFTC and NFA, each investor receives a disclosure document from the Fund prior to the investor’s investment in the Fund, which contains certain information concerning the Fund as required by CFTC regulations.

(e)	Terms of conversion or exercise

Not applicable.

(e)	Use of proceeds

Not applicable.

Item 11:  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The securities to be registered are Units of limited liability company interests.  Since the Fund’s commencement of operations through July 31, 2010, the Blended Strategies Portfolio has received redemption requests totaling $78,168,949 and the Systematic Strategies Portfolio has received redemption requests totaling $1,461,121.  All requests for redemptions of Units have been fulfilled in accordance with the Company Agreement, in each case at the then current price per Unit.

Dividend Rights

The Manager has sole discretion in determining what distributions of profits and income, if any, are made to investors.  Due to the capital appreciation investment objective of the Fund and the fact that Units may be redeemed monthly, the Manager does not anticipate paying dividends or making distributions to investors.

Redemption Provisions

The Units are not subject to any minimum holding period.  Members may redeem Units at their Net Asset Value as of each Valuation Day upon not less than three business days’ prior written notice to the Administrator, or upon such other notice and on such other dates as the Manager may permit in its sole and absolute discretion.  The Manager may reject a partial redemption request for an amount less than $10,000 or that would result in an investor owning Class 0 Units with a total Net Asset Value of less than $25,000 or Class 2 Units with a total Net Asset Value of less than $25,000.  The redemption proceeds normally will be remitted within 15 business days after the Valuation Day, without interest for the period from the Valuation Day to the payment date.  Redemption payments will ordinarily be made in U.S. dollars, and will be remitted either by wire transfer to an account designated by the investor or by check posted at the investor’s risk (as specified by the investor in his written redemption notice).  The Administrator will process redemption requests which are initially received by facsimile, but no part of the redemption proceeds will be paid to redeeming members until the Administrator has received the original redemption request signed by the redeeming member or by an authorized signatory of the redeeming member.  Neither the Fund nor the Administrator shall be responsible for any mis-delivery or non-receipt of any facsimile.  Facsimiles sent to the Administrator shall only be effective when actually received by the Administrator.

The Manager has the right to require the compulsory redemption of all Units held by a member for any reason in its discretion.  Compulsory redemptions will be made at the Net Asset Value as of the Valuation Day next following the issuance of a notice of redemption to the member.  The Manager may suspend the right of any member to redeem Units, as well as the issuance of additional Units, upon the occurrence of any of the following circumstances:

(1)
when any exchange, board of trade or organized inter-dealer market on which a significant portion of the assets of the Fund is regularly quoted or traded is closed (other than for holidays) or trading thereon has been restricted or suspended;

(2)
whenever, as a result of events, conditions or circumstances beyond the control or responsibility of the Fund, disposal of the assets of the Fund or other transactions in the ordinary course of the Fund’s business involving the sale, transfer, delivery or withdrawal of securities or Funds is not reasonably practicable without being detrimental to the interests of the Fund or the investors;

(3)	if it is not reasonably practicable to determine the Net Asset Value of the Units on an accurate and timely basis; or

(4)	if the Manager has adopted a resolution calling for the liquidation and dissolution of the Fund.

The Manager may withhold payment to any person whose Units have been tendered for redemption until after any suspension has been lifted.  Notice of any suspension will be given to any investor who has tendered his Units for redemption and to whom full payment of the redemption proceeds has not yet been remitted.  If a redemption request is not withdrawn by an investor following notification of a suspension, the redemption will be completed as of the next Valuation Day following the end of the suspension on the basis of the Net Asset Value as of such Valuation Day.

Class 2 Units are subject to a redemption fee equal to 2% of their Net Asset Value if redeemed within six months from their subscription and acceptance into the Fund and a redemption fee equal to 1% of their Net Asset Value if redeemed more than six and less than twelve months from their subscription.  Class 0 Units are not subject to a redemption fee.  Redemption fees are payable to the Manager upon redemption of Units.

Voting Rights

Members have no voting rights with respect to any matters pertaining to the Fund, other than the right to vote on amendments to the Company Agreement approved by the Manager when such a vote is required by the Company Agreement or as otherwise provided under the terms of the Company Agreement or by law.

Liquidation Rights

The Company Agreement provides that the Fund shall remain in existence until the year 2050, except upon prior dissolution.  Dissolution of the Fund may occur at the end of its term or earlier upon the election of the Manager to dissolve the Fund or the occurrence of the bankruptcy of the Manager or any event which results in the Manager (or a successor to its business) ceasing to be the Manager of the Fund or the date on which the Fund ceases to have more than one member.  Upon the occurrence of any such event, the Manager (or a liquidator elected by a majority in interest of the members, if the Manager is unable to perform this function) is charged with winding up the affairs of the Fund and liquidating its assets.  Upon the liquidation of the Fund, its assets are to be distributed:  (i) first to satisfy the debts, liabilities and obligations of the entity (other than debts to members), including liquidation expenses, actual or anticipated; (ii) next to repay debts owing to the members; and (iii) finally to the members proportionately in accordance with the balances in their respective Capital Accounts.  Assets may be distributed in kind on a pro rata basis if the Manager or liquidator determines that such a distribution would be in the interests of the members in facilitating an orderly liquidation.

Restrictions on Alienability

The Units are subject to restrictions on alienability.  A member may not assign or pledge its Units in whole or in part, except by operation of law, nor substitute for itself as a member any other person, without the prior written consent of the Manager, which may be withheld in its sole and absolute discretion.

Item 12:  INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Company Agreement provides that the Manager shall not be liable to the Fund or any of its members for any loss or damage due to any acts or omissions in the performance of its services as Manager to the Fund, unless such loss or damage is due to the gross negligence, bad faith or willful misfeasance of the Manager or as otherwise required by law.

The Company Agreement further provides that the Manager (including certain affiliated persons of the Manager) shall be indemnified to the fullest extent permitted by law by the Fund (but not by the members individually) against any cost, expense (including attorneys' fees), judgment or liability reasonably incurred by or imposed upon it in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency) to which it may be made a party or otherwise be involved or with which it shall be threatened by reason of being or having been the Manager; provided, however, that the Manager shall not be so indemnified to the extent such cost, expense, judgment or liability shall have been finally determined in a decision on the merits in any such action, suit or proceeding to have been incurred or suffered by the Manager by reason of its gross negligence, bad faith or willful misfeasance.

Item 13:  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Financial statements required by this item are included herewith following the Index to Financial Statements and are incorporated by reference into this Item 13.  The supplementary financial information specified in Item 302 of Regulation S-K is not applicable.

Item 14:  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 15:  FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements

The financial statements filed as a part of the Registration Statement on Form 10 are identified in the Index to Financial Statements appearing after the signature page hereof, which is incorporated by reference into this Item 15.

(b)	Exhibits

The following documents are filed herewith and made part of this Registration Statement.

Exhibit Designation	Description
* 3.1	Certificate of Formation of Graham Alternative Investment Fund I LLC
* 4.1	Amended and Restated Limited Liability Company Agreement of Graham Alternative Investment Fund I LLC
* 10.1	Form of Subscription Agreement
* 10.2	Form of Placement Agreement
10.10	Safekeeping Account Agreement between Graham Cash Assets LLC and Bank of America, N.A.

*  Incorporated by reference to the Fund’s Form 10 previously filed on April 30, 2010

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 3, 2010	GRAHAM ALTERNATIVE INVESTMENT FUND I LLC

	By:	GRAHAM CAPITAL MANAGEMENT, L.P.
its Manager

		By:	/s/ Paul Sedlack
Paul Sedlack, Chief Executive Officer

Index to Financial Statements

The following financial statements have been filed as part of this registration statement or incorporated by reference to the Fund’s Form 10 previously filed on April 30, 2010

Graham Alternative Investment Fund I LLC

Financial Statements, Years Ended December 31, 2009 and 2008

·	Report of Independent Registered Public Accounting Firm

·	Statements of Financial Condition

·	Statements of Operations

·	Statements of Changes in Members’ Capital

·	Statements of Cash Flows

·	Notes to Financial Statements

Graham Alternative Investment Trading LLC

Financial Statements, Years Ended December 31, 2009 and 2008

·	Report of Independent Registered Public Accounting Firm

·	Statements of Financial Condition

·	Condensed Schedules of Investments

·	Statements of Operations

·	Statements of Changes in Members’ Capital

·	Statements of Cash Flows

·	Notes to Financial Statements

Graham Alternative Investment Trading II LLC

Financial Statements, For the Period From January 4, 2009 to December 31, 2009

·	Report of Independent Registered Public Accounting Firm

·	Statements of Financial Condition

·	Condensed Schedules of Investments

·	Statements of Operations

·	Statements of Changes in Members’ Capital

·	Statements of Cash Flows

·	Notes to Financial Statements

Graham Alternative Investment Fund I LLC

Financial Statements, Periods Ended March 31, 2010 and 2009 (unaudited)

·	Unaudited Statements of Financial Condition

·	Unaudited Statements of Operations

·	Unaudited Statements of Changes in Members’ Capital

·	Unaudited Statements of Cash Flows

·	Notes to Unaudited Financial Statements

Graham Alternative Investment Trading LLC

Financial Statements, Periods Ended March 31, 2010 and 2009 (unaudited)

·	Unaudited Statements of Financial Condition

·	Unaudited Statements of Operations

·	Unaudited Statements of Changes in Members’ Capital

·	Unaudited Statements of Cash Flows

·	Notes to Unaudited Financial Statements

Graham Alternative Investment Trading II LLC

Financial Statements, Periods Ended March 31, 2010 and 2009 (unaudited)

·	Unaudited Statements of Financial Condition

·	Unaudited Statements of Operations

·	Unaudited Statements of Changes in Members’ Capital

·	Unaudited Statements of Cash Flows

·	Notes to Unaudited Financial Statements